Exhibit 10.1
ASSET PURCHASE AGREEMENT
between
Westwind Communications L.L.C.
as Seller,
and
Fisher Broadcasting Company
as Buyer
August 3, 2007

Table of Contents

ARTICLE I. ASSETS BEING SOLD AND PURCHASED AND PURCHASE PRICE		1
1.1	Assets	1
1.2	Excluded Assets	3
1.3	Liabilities	4
1.4	Escrow Deposit	5
1.5	Purchase Price, Payment; Allocation of Purchase Price	5
1.6	Prorations and Adjustments to the Purchase Price	5
1.7	Collection of Accounts Receivable	8
1.8	Additional Fees	9

ARTICLE II CLOSING AND CLOSING DELIVERIES		9
2.1	Closing	9
2.2	Closing Deliveries	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		12
3.1	Good Standing	12
3.2	Right, Power and Authority	12
3.3	No Conflicts or Defaults	13
3.4	Broker’s Fee	13
3.5	FCC Licenses and Other Authorizations	13
3.6	Seller Qualifications	14
3.7	Title to Assets; Sufficiency of Assets	14
3.8	No Litigation; Compliance with Law	15
3.9	Intellectual Property	15
3.10	Contracts	15
3.11	Insurance	16
3.12	Condition of Assets	16
3.13	Required Consents	16
3.14	Employee Benefits	16
3.15	Employment and Labor Matters	17
3.16	Taxes	18
3.17	Reports	18
3.18	Financial Statements	18
3.19	Real Property	18
3.20	Environmental Laws and Regulations	20
3.21	Accounts Payable	20
3.22	MVPD Matters	21
3.23	No Changes	21
3.24	Affiliation Agreements	22
3.25	Related Party Transactions	22
3.26	Non-FCC Authorizations	22
3.27	Disclaimer	23

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3.28	Ring-Fencing of Specific Warranties	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		23
4.1	Good Standing	23
4.2	Right, Power and Authority	23
4.3	Buyer Qualifications	24
4.4	No Conflicts or Defaults	24
4.5	No Litigation or Violations of Law	24
4.6	Required Consents	24
4.7	Broker’s Fee	25

ARTICLE V COVENANTS		25
5.1	FCC Approval	25
5.2	Cooperation	26
5.3	Risk of Loss	26
5.4	Written Consents and Certain Other Documents	27
5.5	Notifications	28
5.6	Allocation of Purchase Price	29
5.7	Control of the Stations	29
5.8	Inspection Rights	29
5.9	No Changes	29
5.10	Preservation of Books and Records	32
5.11	Construction and Updating of Schedules	32
5.12	Employees	33
5.13	Title Insurance; Surveys; Lien Search; Real Property Inspection	35
5.14	Exclusivity	36
5.15	WARN Act	36
5.16	Environmental Study	36

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE		37
6.1	Conditions	37
6.2	Challenges	38
6.3	No Order	38
6.4	Closing Deliveries	38

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE		38
7.1	Conditions	38
7.2	No Challenges	39
7.3	No Order	39
7.4	Closing Deliveries	39

ARTICLE VIII RIGHTS OF BUYER AND SELLER UPON TERMINATION OR BREACH		39
8.1	Termination	39
8.2	Effect of Termination	40

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8.3	Limitation on Damages	40
8.4	Attorneys’ Fees and Costs	41

ARTICLE IX INDEMNIFICATION		41
9.1	Survival	41
9.2	Indemnification by Seller	42
9.3	Indemnification by Buyer	42
9.4	Indemnification Procedure	43
9.5	Limitation on Indemnification Obligations	45
9.6	Indemnification is Exclusive Remedy	45
9.7	Indemnification Escrow Deposit	45

ARTICLE X MISCELLANEOUS		46
10.1	Respective Costs	46
10.2	Rules of Interpretation	46
10.3	Entire Understanding	47
10.4	Confidentiality	47
10.5	Further Assurances	48
10.6	Headings	48
10.7	Counterparts	48
10.8	Choice of Law	48
10.9	Benefit and Binding Effect	48
10.10	Notices	48
10.11	No Third-Party Beneficiaries	50
10.12	Contract Consents/Benefit	50
10.13	Bulk Sales	50
10.14	FCC Licenses	50

EXHIBIT A — Defined Terms		A1
EXHIBIT B — Legal Opinion Matters		B1
EXHIBIT C — Form of Consulting Agreement for Peter Desnoes		C1
EXHIBIT D — Form of Consulting Agreement for Wayne Lansche		D1
DISCLOSURE SCHEDULES

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of this 3rd day of August, 2007 (the “Effective Date”), by and among Westwind Communications L.L.C., a Delaware limited liability company (“Seller”), and Fisher Broadcasting Company, a Washington corporation (“Buyer”).
RECITALS
          A. Seller holds the licenses, permits, approvals, and authorizations, and applications therefor (collectively, the “FCC Licenses”) issued by the Federal Communications Commission (the “FCC”) for the operation of television station KBAK-TV, Bakersfield, California and Class A Television Station KBFX-CA, Bakersfield, California (each a “Station” and collectively, the “Stations”) and owns or leases certain other assets used in connection with the operation of the Stations;
          B. Seller desires to sell and transfer to Buyer the Assets (as defined in Section 1.1), and Buyer desires to purchase and acquire the Assets from Seller and assume the Assumed Obligations (as defined in Section 1.3) for the consideration and upon the terms and conditions herein provided, subject to FCC approval; and
          C. Capitalized terms in this Agreement shall have the meaning set forth in Exhibit A hereto or as otherwise defined herein;
          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
ASSETS BEING SOLD AND PURCHASED AND PURCHASE PRICE
          1.1 Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, convey, transfer, and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase at the Closing, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title, and interest in and to the following tangible and intangible assets (except as expressly provided in Section 1.2 hereof) (collectively, the “Assets”):
          (a) the FCC Licenses and all other licenses, permits, approvals, concessions, franchises, consents, qualifications, registrations, and authorizations, if any, issued by the FAA, any other regulatory agency, or any Governmental Authority that are required or useful in connection with the ownership and operation of the Stations, as are set forth in Schedule 1.1(a) hereto, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto (collectively, and including the FCC Licenses, the “Authorizations”);
          (b) the Transmission Equipment, Transmission Structures, Towers, antenna system, cables, furnishings and fixtures, equipment, electrical devices, machinery,

tools, furniture, computers, telecommunications equipment, Central IT Resources, office equipment and supplies, vehicles, inventories of supplies, tapes, including recorded commercials and programming, spare parts, and other tangible assets or personal property of every kind and description used or useful primarily in the operation of the Station Business, including that set forth in Schedule 1.1(b) hereto (collectively, the “Tangible Personal Property”), plus such additions thereto and minus such deletions therefrom as are permitted by the provisions of this Agreement;
          (c) all Contracts relating to the Stations and Station Business, including, without limitation, those Contracts listed on Schedule 1.1(c) hereto and any additional Contracts relating to the Stations and Station Business executed and delivered, if written, or entered into orally, if oral, by Seller between the date hereof and the Closing Date in the ordinary course of business of operating the Stations consistent with past practice (collectively, the “Assumed Contracts”);
          (d) all program and programming materials and elements of whatever form or nature owned by Seller and used in connection with the Stations and Station Business, whether recorded on tape or any other media or intended for live performance, and whether completed or in production, and all call signs or call letters used with respect to the Stations, including “KBAK-TV,” “KBFX-LP” and “KBFX-CA,” and all trade names, trademarks, service marks, copyrights, and patents (registered or unregistered, and including applications and licenses therefor), trade secrets, universal resource locators, Internet domain names and website addresses (including any and all common law rights, applications, registrations, extensions and renewals relating thereto) owned, used or held for use by Seller in connection with the Station Business, as listed and described in Schedule 1.1(d) hereto, and any logograms, jingles, slogans and other intangible personal property associated therewith (“Transferred Intellectual Property”), together with the goodwill associated therewith;
          (e) the Owned Real Property and the Leased Real Property (collectively, the “Real Property”), and the Contracts granting Seller the right of use or occupancy of any portion of the Leased Real Property, or any Contract to which Seller is a party and granting any other Person the right of use or occupancy of any portion of the Owned Real Property, together with any amendments, modifications or supplements thereto (each a “Lease” and collectively, the “Leases”);
          (f) all books, files, and records contained in printed or digital documentation or other tangible material relating to the Assets or the operation of the Stations, including proprietary information, schematics, technical information and engineering data, machinery and equipment warranties, surveys, maps, rights to use telephone numbers, as-built drawings and other drawings, blueprints, plans, engineering data and processes developed or acquired by Seller, programming information, customer lists and files, advertising and programming purchase and sales records and other sales and traffic information, correspondence, advertising records, market data and information relating to the Stations’ markets, files, literature, copies of all title insurance policies and underlying title documents for the Real Property, copies of all environmental reports, copies of the Assumed Contracts, and the FCC required logs, files, and records, including the

Stations’ complete public inspection file, but not including any corporate or accounting books or records of Seller which do not relate to the operation of the Stations or the Assets, or which relate to Seller’s past or current income tax returns or liabilities;
          (g) warranties covering Tangible Personal Property to the extent transferable by the Seller;
          (h) all advance payments, if any, to Seller by advertisers for advertising that would run on the Stations after the Closing Date and any other advance payments by third parties for services to be provided by or for the Stations after the Closing Date;
          (i) except (i) as set forth in Section 1.2, (ii) for claims relating to Taxes for periods prior to the Closing Date, or (iii) for reimbursement of payments already made by Seller, all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to the Station Business, the Assets or the Assumed Obligations and all other intangible property rights which primarily relate to the operation of the Stations, the Assets, or the Assumed Obligations;
          (j) all security deposits held by or on behalf of Seller as lessor under any lease; and
          (k) all other assets reflected on the balance sheet as of December 31, 2006 included in the Financial Statements, with such additions and subtractions thereto as are necessary to reflect acquisitions and dispositions, as appropriate, made in the ordinary course of business of operating the Stations from December 31, 2006 through the Closing Date.
          1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Assets do not include, and Seller shall not, and is not hereby agreeing to, sell, assign, transfer, deliver, or convey to Buyer (a) any assets not expressly set forth in Section 1.1 above; (b) other than the amounts described in Section 1.1(h), cash and cash equivalents on hand or on deposit in banks (including, without limitation, certificates of deposit, commercial paper, treasury bills, and money market accounts), marketable securities, or inter-company or inter-affiliate accounts, and any similar accounts, (c) all Accounts Receivable; (d) any and all prepayments, deposits, claims for refunds and prepaid expenses relating to the Station Business, the Assets, or the Assumed Obligations (including deposits on leasehold interests and utilities, prepaid taxes and insurance premiums (except as provided in Section 1.1(j) above)), to the extent such prepayments are not the subject of a proration adjustment as provided herein or Seller is not otherwise reimbursed at Closing; (e) any and all insurance policies and contracts of insurance, and proceeds or refunds therefrom; (f) any and all promissory notes, bonds, letters of credit, certificates of deposit, receivables on account, and any other similar items, and any cash surrender value in regard thereto; (g) any assets of any pension, profit-sharing, or employee benefit plans, including Seller’s interest in any welfare plan, pension plan, or benefit arrangement; (h) all Tax Returns and supporting materials, all financial statements and supporting materials, all books and records that Seller is required by law to retain, and all records of Seller relating to the sale of the Assets; (i) any interest in and to any refunds or overpayments of Taxes for periods prior to the Closing Date; (j) any Contract other than the Assumed Contracts; (k) originals of the books and records necessary to enable Seller to file its Tax Returns and reports; (l) all tangible and intangible personal property within the Assets disposed of or consumed in the ordinary course of business consistent with the past practices of Seller, and the terms and conditions of this Agreement, between the Effective Date and the Closing Date; (m) the name “Westwind” as used on or in any intangible assets; (n) subject to Section 5.9 of this Agreement, all Assumed Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller, and the terms and conditions of this Agreement; (o) Seller’s organizational documents and agreements, minute books, limited liability company records and other books and records that pertain to the internal matters of Seller; (p) any of the rights of Seller under this Agreement and the other agreements, certificates and documents delivered in connection herewith; (q) all claims for copyright royalties for broadcasts prior to the Closing Date and other claims for refunds of monies paid to a Governmental Authority prior to the Closing Date; and (r) refunds, claims for refund or charge backs with respect to commissions paid by Seller prior to the Closing Date (together (a)-(r), the “Excluded Assets”).
          1.3 Liabilities.
          (a) The Assets shall be sold and conveyed to Buyer by instruments of conveyance in a form reasonably satisfactory to Buyer and in accord with such forms as are customarily used for such purposes under the laws of the State of California and free and clear of all mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, and encumbrances of any kind or type whatsoever (collectively, “Liens”) except for those Liens set forth on Schedule 1.3(a) (the “Permitted Liens”).
          (b) Upon the terms and subject to the conditions set forth in this Agreement, Buyer hereby agrees to as of the Closing Date assume and agree to pay for, satisfy, discharge, perform and fulfill insofar as they relate to the time period on and after the Closing Date and arise out of events occurring on or after the Closing Date, as and when due (i) all the obligations and liabilities of Seller under the Assumed Contracts (including all programming obligations to the extent the contractual payments are due after the Closing Date and all obligations and liabilities of Seller under the employment and compensation agreements listed on Schedule 1.1(c)) and the Authorizations; (ii) any liability or obligation to a Transferred Employee (other than under any Employee Benefit Plan, except as otherwise contemplated by Section 5.12); (iii) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the Assets or the Stations; (iv) any severance or other liability arising out of the termination of any Transferred Employee or any other employee’s employment with Buyer; (v) all Accounts Payable; and (vi) all other obligations and liabilities arising out of Buyer’s ownership of or rights in and to the Assets or the operation of the Stations; provided, that Buyer shall also assume and agree to pay for, satisfy, discharge, perform and fulfill those obligations and liabilities of Buyer set forth in Section 5.12 (collectively, the “Assumed Obligations”).
          (c) Other than the Assumed Obligations, Buyer shall not assume or be liable for, and does not undertake to assume or discharge: (i) any liability or obligation of

Seller arising out of or relating to any Contract or Lease; (ii) any liability or obligation of Seller arising out of or relating to any Employee Benefit Plan or otherwise relating to employment, including but not limited to wages, salaries, vacation pay, payroll taxes, COBRA coverage or severance payments (except as otherwise contemplated by Section 5.12); (iii) any liability or obligation of Seller arising out of or relating to any litigation, proceeding or claim (whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date); (iii) any liability or obligation of Seller arising out of that certain Tolling Agreement between Seller and the FCC effective June 14, 2007 with respect to the FCC Licenses of KBAK-TV; (iv) any other liabilities, obligations, debts or commitments of Seller whatsoever, whether accrued now or hereafter, whether fixed or contingent, whether known or unknown; (v) all Accounts Payable; or (vi) any claims asserted against Seller, any Affiliate of Seller, the Stations or any of the Assets based on or arising out of any event (whether act or omission) occurring prior to the Closing Date including, without limitation, the payment of all Taxes (collectively, the “Excluded Liabilities”).
          1.4 Escrow Deposit. Upon the execution of this Agreement, Buyer shall deliver to United Bankshares, Inc. (the “Escrow Agent”) the sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) by wire transfer of immediately available funds (the “Escrow Deposit”). The Escrow Deposit shall be held by the Escrow Agent in an interest bearing account in accordance with the terms of the Escrow Agreement. In the event of a termination of this Agreement, the Escrow Deposit shall be distributed as provided in the Escrow Agreement. In the event of a Closing, subject to Sections 8.2(b) and 8.2(c), (i) One Million Dollars ($1,000,000) of the Escrow Deposit shall continue to be held by the Escrow Agent (the “Indemnification Escrow Deposit”) and disbursed in accordance with the Escrow Agreement and Section 9.7 below, (ii) the Indemnification Escrow Deposit shall be applied as a credit against the Purchase Price and any interest earned on the Escrow Deposit shall be paid to Seller in accordance with the Escrow Agreement, and (iii) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) of the Escrow Deposit (the “Closing Escrow Deposit”) shall be paid to Seller at Closing in accordance with Section 1.5(b) hereof and the Escrow Agreement.
          1.5 Purchase Price, Payment; Allocation of Purchase Price.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, and in consideration for the sale, assignment, conveyance, transfer, bargain, and delivery of the Assets to Buyer pursuant to the terms hereof, the purchase price hereunder (the “Purchase Price”) shall be Fifty-Five Million Dollars ($55,000,000).
          (b) At Closing, (i) the Closing Escrow Deposit shall be delivered by Escrow Agent to Seller in cash by wire transfer of immediately available U.S. funds to an account designated by Seller, (ii) the balance of the cash portion of the Purchase Price in excess of the Escrow Deposit, subject to the adjustments described in Section 1.6 to be made as of the Closing Date, shall be delivered by Buyer to Seller by wire transfer of immediately available U.S. funds to an account designated by Seller.
          1.6 Prorations and Adjustments to the Purchase Price.

          (a) All prepaid revenue, prepaid expenses, accrued income and accrued expenses of the Stations as of 12:01 A.M. local Bakersfield time, on the Closing Date (the “Effective Time”) shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to reflect the principle that all revenue, income and expenses arising from the operation of the Stations or relating to the Assets before the Effective Time shall be for the account of Seller, and all revenue, income and expenses arising from the operation of the Stations or relating to the Assets from and after the Effective Time shall be for the account of Buyer. Anything to the contrary in this Agreement notwithstanding: (i) payments for program rights shall be pro-rated or adjusted based on the value of the programs or the percentage of runs of a program performed under any program rights agreement, including those monthly payments for the month in which the Closing Date, and (ii) FCC regulatory fees (not including filing fees related to the FCC Applications) shall be prorated based upon the time during the FCC fiscal year during which each of Buyer and Seller held the FCC Licenses. Any adjustments or prorations made under this Section 1.6 shall be treated as a reduction or increase in the Purchase Price, as applicable.
          (b) Such prorations shall include all ad valorem and other property taxes, utility expenses, liabilities and obligations under Assumed Contracts, rents and similar prepaid and deferred items and all other expenses and obligations, such as deferred revenue and prepayments, attributable to the ownership and operation of the Stations that straddle the periods before and after the Effective Time. To the extent not known, real estate and personal property taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained even if such is ascertained after the Adjustment Amount is finally determined. Any and all agency commissions that are subject to adjustment after the Effective Time based on revenue, volume of business done or services rendered in part before the Effective Time and in part on or after the Effective Time shall be borne by Seller and Buyer ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each with respect to the Stations during the applicable period.
          (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations and prorations made pursuant to this Section 1.6 shall be made in accordance with GAAP.
          (d) No later than five (5) Business Days prior to the scheduled Closing Date, Seller shall prepare in good faith and deliver to Buyer a statement setting forth Seller’s estimate of the net amount by which the Purchase Price is to be increased or decreased in accordance with Sections 1.6(a), (b) and (c) of this Agreement as of the Closing (the “Adjustment Amount”) together with a schedule setting forth the pro rata adjustments of assets and liabilities required as of the Effective Time, in reasonable detail, and the components thereof (the “Preliminary Adjustment Statement”). If the Adjustment Amount reflected on the Preliminary Adjustment Statement is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Statement is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such preliminary Adjustment Amount. For a period of ninety

(90) days after Closing, Buyer and its auditors and Seller and its auditors may review the Preliminary Adjustment Statement and the related books and records of Seller with respect to the Stations, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement is reached within such 90-day period, then promptly thereafter Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Statement. If agreement is not reached within such 90-day period, then the dispute resolution provisions of Section 1.6(e) shall apply.
          (e) If the parties do not reach an agreement on the Adjustment Amount within the 90-day period specified in Section 1.6(d), then Buyer and Seller shall submit to Ernst & Young (the “Accounting Firm”) for review and resolution by the Accounting Firm any and all matters directly relating to the computation of the Adjustment Amount that remain in dispute; provided, however, that the Accounting Firm shall not resolve any issues relating to the interpretation of this Agreement or any other legal issues. Within sixty (60) days after the end of such 90-day-period, Buyer and Seller shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and Seller shall make available to the Accounting Firm any books and records and work papers relevant to the preparation of the Accounting Firm’s computation of the Adjustment Amount. Buyer and Seller shall use reasonable efforts to cause the Accounting Firm to render a decision resolving such matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm and, upon completion of its review, to inform the parties in writing of its own determination of the Adjustment Amount and the basis for its determination. Any determination by the Accounting Firm in accordance with this Section shall be final and binding on the parties. Within five (5) calendar days after the Accounting Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Accounting Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Statement.
          (f) Buyer and Seller agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.6 shall be borne equally by Buyer on the one hand and Seller on the other hand. The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Preliminary Adjustment Statement and related books and records shall be borne by Buyer, and the fees and expenses (if any) of Seller’s independent auditors and attorneys incurred in connection with their review of the Preliminary Adjustment Statement and related books and records shall be borne by Seller.
          (g) With respect to Contracts in effect as of the Closing Date under which Seller has agreed to provide commercial advertising time on the Stations after the Closing Date in exchange for property or services in lieu of, or in addition to, cash (“Trade Agreements”), the parties shall make an adjustment to reflect the difference between (A) the value, as of the Closing Date, of all advertising time required to be broadcast by the Stations after the Closing Date pursuant to the terms and subject to the conditions of the Trade Agreements, and (B) the value of all property or services to be received by the Stations after the Closing plus all property or services received by the Station before the Closing to the extent included in the Assets pursuant to the terms and subject to the conditions of the Trade Agreements. To the extent that the amount described in the foregoing clause (A) exceeds the amount described in the foregoing clause (B) by an amount that is greater than Ten Thousand Dollars ($10,000), the Purchase Price shall be adjusted downward by the amount in excess of Ten Thousand Dollars ($10,000); in the event that the amount described in clause (A) exceeds the amount described in the clause (B) by an amount that is equal to or less than Ten Thousand Dollars ($10,000), such amounts are equal or the amount described in clause (A) is less than clause (B), there shall be no adjustment under this paragraph in respect of Trade Agreements. From and after the Closing Date, Buyer shall be entitled to all goods and services to be provided to the Stations after the Closing Date under the Trade Agreements. Substantially all of the Trade Agreements as of the date hereof are listed on Schedule 1.6(g) hereto. Buyer shall, as additional consideration, fully assume, perform, discharge and be fully responsible for all obligations under Trade Agreements.
          1.7 Collection of Accounts Receivable.
          (a) At the Closing, Seller shall designate Buyer, by means of a mutually acceptable agency agreement, as its agent solely for purposes of collecting on behalf of Seller the Accounts Receivable. Seller shall deliver to Buyer, on or after the Closing Date, a complete and detailed statement of the Accounts Receivable. Buyer shall use commercially reasonable efforts to collect the Accounts Receivable during the period (the “Collection Period”) beginning at the Effective Time and ending one hundred twenty (120) days following the Closing Date consistent with Seller’s customary practices for collection of its accounts receivables; provided, however, that such efforts shall not include hiring attorneys or collection agencies to collect such Accounts Receivable. Any payment received by Buyer (i) at any time following the Effective Time, (ii) from a customer of a Station after the Effective Time that was also a customer of that Station prior to the Effective Time and that is obligated with respect to any Accounts Receivable and (iii) that is not designated as a payment of a particular invoice or invoices or as a security deposit or other prepayment, shall be presumptively applied to the accounts receivable for such customer outstanding for the longest amount of time and, if such accounts receivable shall be an Accounts Receivable, remitted to Seller in accordance with Section 1.7(b); provided further, however, that if, prior to the Effective Time, Seller or, after the Effective Time, Seller or Buyer received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then Buyer shall apply any payments from such customer to such customer’s oldest, non-disputed accounts receivable, whether or not an Accounts Receivable. Buyer shall obtain the prior written approval of Seller before referring any of the Accounts Receivable to a collection agency or to an attorney for collection. Except as otherwise provided herein, Buyer shall incur no liability to Seller for any uncollected Accounts Receivable. During the Collection Period, neither Seller nor any of its agents, without the consent of Buyer shall make any direct solicitation of any customers owing the Accounts Receivable for collection purposes.

          (b) On or before the fifth (5th) day following the end of each calendar month in the Collection Period, Buyer shall deposit into an account identified by Seller at the time of Closing the amounts collected during the preceding month of the Collection Period with respect to the Accounts Receivable. Buyer shall furnish Seller with a list of the amounts collected during such calendar month and in any prior calendar months with respect to the Accounts Receivable and a schedule of the amount remaining outstanding under each particular account. Seller shall be entitled during the sixty-day period following the Collection Period to inspect, copy and audit the records maintained by Buyer pursuant to this Section 1.7, upon reasonable advance notice.
          (c) Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 1.7, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any Accounts Receivable. Following the Collection Period, Seller may pursue collections of all the Accounts Receivable, and Buyer shall deliver to Seller all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise cooperate with Seller for the purpose of collecting any outstanding Accounts Receivable.
          1.8 Additional Fees. Buyer shall bear any and all sales and use taxes arising out of the transactions contemplated by this Agreement, including any applicable “bulk sales” tax. Buyer shall bear any transfer, conveyance, recordation and filing fees, taxes or assessments, including fees in connection with the conveyance of real property and the recordation of instruments related thereto, applicable to, imposed upon, or arising out of the sale, assignment, conveyance, and transfer to Buyer of the Assets as contemplated by this Agreement, provided, however, that Seller shall pay the fees, if any, for properly documenting and recording the release of any liens on the Assets and all income taxes based upon gain realized by Seller as a result of the sale of the Assets. All fees, charges and expenses of any title company retained by Buyer to provide one or more commitments or policies of title insurance for the benefit of Buyer or any of its Affiliates or otherwise arising in connection with the issuance of any commitment or policy of title insurance for the benefit of Buyer or any of its Affiliates shall be borne solely by Buyer. Buyer and Seller shall bear equally all of the FCC filing fees incurred in connection with the Assignment Applications.
ARTICLE II
CLOSING AND CLOSING DELIVERIES
          2.1 Closing. The term “Closing” as used herein shall refer to the actual conveyance, transfer, assignment, and delivery of the Assets to Buyer in exchange for the payment to Seller by Buyer of the consideration payable pursuant to Section 1.5 hereof on the Closing Date, and shall be deemed effective as of 12:01 a.m. Eastern Standard Time on the Closing Date. The Closing shall take place at such place and hour as shall be mutually agreed upon by Buyer and Seller or the Closing may be conducted by mail or courier delivery of documents executed in counterparts; provided, however, that the Closing shall be held ten (10) Business Days after the date on which the FCC Consent has become a Final Order or January 8, 2008, whichever is later (such date referred to herein as the “Closing Date”), in either case subject to the satisfaction or waiver of the other conditions set forth in Articles VI and VII of this Agreement.
          2.2 Closing Deliveries.
     (a) At the Closing, Seller shall deliver (or cause to be delivered) to Buyer the following documents and instruments of conveyance and assignment, in each case reasonably satisfactory in form and substance to Buyer and its counsel and duly executed by Seller or such other signatory as may be required by the nature of the document:
          (i) grant deeds in recordable form effective to vest in Buyer good and marketable fee simple title to all parcels of the Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens);
          (ii) duly executed bills of sale, certificates of title, endorsements, assignments, consents and other good and sufficient instruments of sale, conveyance, transfer and assignment sufficient to sell, convey, transfer and assign the Authorizations, the Tangible Personal Property, the Assumed Contracts and the other Assets to Buyer free and clear of any Liens (other than Permitted Liens) and to quiet Buyer’s title thereto;
          (iii) certified copies of the required consents or resolutions of the directors, members, managers, and/or partners of Seller (or a committee thereof duly authorized), authorizing the execution, delivery and performance by Seller of the transactions contemplated by this Agreement, and certification that such consents or resolutions were duly adopted at a duly convened meeting of the directors, members, managers, or partners or committee, at which a quorum was present and acting throughout or by unanimous written consent, and that such consents or resolutions remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;
          (iv) a certificate, dated as of the Closing Date, executed by an officer of Seller certifying (A) that the representations and warranties of Seller contained in this Agreement are true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date, except for changes contemplated by this Agreement and except for representations and warranties expressly made solely as of a prior date; and (B) that Seller has, in all material respects, performed all of its obligations and complied with all of its covenants set forth in this Agreement to be performed and complied with by it prior to or on the Closing Date;
          (v) subject to the provisions of Section 1.2 hereof, copies of all Authorizations, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records regarding the Assets and used by Seller in connection with the Assets and the Station’s operations;

          (vi) a certificate from the appropriate governmental officials of (A) Delaware as to the good standing of Seller and (B) California as to the good standing as a foreign entity of Seller;
          (vii) all Consents that Seller has been able to obtain pursuant to this Agreement;
          (viii) to the extent not previously transferred, the files, records and other information referenced in Section 1.1(f);
          (ix) a certification signed by Seller to the effect that Seller or, if Seller is an entity disregarded as separate from another entity for federal income tax purposes, such other entity is not a “foreign person” as defined in Section 1445 of the Code;
          (x) an opinion (or opinions) of Seller’s counsel and Seller’s communications counsel, as applicable, dated as of the Closing Date, covering the matters set forth Exhibit B, subject to customary qualifications, limitations, exceptions and assumptions;
          (xi) Consulting Agreements in the form of Exhibits C and D hereto executed by Peter Desnoes and Wayne Lansche, respectively; and
          (xii) such other documents to be delivered by Seller as are reasonably necessary to effectuate and document the transactions contemplated herein.
          (b) At the Closing, Buyer shall deliver (or cause to be delivered) to Seller the following documents and instruments of conveyance and assignment, in each case reasonably satisfactory in form and substance to Seller and its counsel and duly executed by Buyer or such other signatory as may be required by the nature of the document:
          (i) the Purchase Price, which shall be paid in the manner specified in Section 1.5;
          (ii) an instrument or instruments of assumption of the Authorizations, the Assumed Contracts, and the other Assumed Obligations to be assumed by Buyer pursuant to this Agreement;
          (iii) a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying that (A) the representations and warranties of Buyer contained in this Agreement are true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date, except for changes contemplated by this Agreement and except for representations and warranties expressly made as of a prior date; and (B) Buyer has, in all material respects, performed all of its obligations and complied with all of its covenants set forth in this Agreement to be performed and complied with by it prior to or on the Closing Date;

          (iv) certificates from the appropriate governmental officials of (A) Washington as to the good standing of Buyer and (B) California as to the good standing as a foreign entity of Buyer;
          (v) certified copies of the required consents or resolutions of the directors, members, managers, stockholders or partners of Buyer, (or a committee thereof duly authorized), authorizing the execution, delivery and performance by Buyer of the transactions contemplated by this Agreement, and certification that such consents or resolutions were duly adopted at a duly convened meeting of the directors, members, managers, or partners or committee, at which a quorum was present and acting throughout or by unanimous written consent, and that such consents or resolutions remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;
          (vi) Consulting Agreements in the form of Exhibits C and D hereto executed by Buyer; and
          (vii) such other documents to be delivered by Buyer hereunder as are reasonably necessary to effectuate and document the transactions contemplated herein.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          As of the date hereof and, except for representations and warranties expressly made solely as of a prior date, on the Closing Date, Seller represents and warrants to Buyer as follows:
          3.1 Good Standing. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority (a) to own, lease, and use the Assets as presently owned, leased, and used, (b) to conduct the business and operations of the Stations as presently conducted, and (c) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Station Business.
          3.2 Right, Power and Authority. Seller has taken all requisite limited liability company action in order to authorize the execution, delivery, and performance of this Agreement and the consummation of the sale of the Assets and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

          3.3 No Conflicts or Defaults. Neither the execution, delivery, nor performance of this Agreement by Seller, nor the consummation of the sale and purchase of the Assets or any other transaction contemplated hereby, after the giving of notice, or the lapse of time, or both, (a) conflicts with or results in a breach of the articles of organization, operating agreement or other organizational instrument of Seller, (b) violates any Law applicable to Seller; (c) constitutes grounds for termination of, results in a breach of, constitutes a default under, violates any right of first refusal or similar right granted to a third party under, or accelerates or permits the acceleration of any performance required by the terms of, any Contract to which either Seller is a party or by which Seller or the Assets are bound and which relates to the ownership or operation of the Stations or the Assets; provided, however, that certain Assumed Contracts listed in Schedule 1.1(c) hereto are not assignable without the consent of another party and the FCC Licenses are not assignable without the consent of the FCC; or (d) results in the creation of any Lien, other than Permitted Liens, upon any of the Assets, other than, in the case of clauses (b), (c) and (d) of this Section 3.3, as expressly contemplated by this Agreement or as would not reasonably be expected to have a Material Adverse Effect or materially adversely affect Seller’s ability to perform its obligations in accordance with the terms of this Agreement.
          3.4 Broker’s Fee. Neither this Agreement, nor the sale and purchase of the Assets contemplated by this Agreement, was induced or procured through the services of any person, firm, corporation, or other entity acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor, or in any similar capacity, other than Tri-Artisan Partners LLC, whose fees shall be the responsibility of the Seller.
          3.5 FCC Licenses and Other Authorizations.
          (a) As of the Effective Date, Schedule 1.1(a) lists all FCC Licenses held by Seller and all material pending applications filed by Seller with the FCC with respect to the Stations. Seller has delivered to Buyer true and complete copies of the FCC Licenses and other Authorizations (including any and all amendments and other modifications thereto). To Seller’s Knowledge, the FCC Licenses and other Authorizations were validly issued by the FCC or other Governmental Authority, as applicable, and as of the Effective Date are in full force and effect, unimpaired by any act or omission by either Seller or its partners, managers, officers, directors, employees or agents. Other than the FCC Licenses and the other Authorizations set forth in Schedule 1.1(a) hereto, to Seller’s Knowledge, no material franchises, licenses, permits, approvals, or authorizations are required in order for Seller to legally operate the Stations in the manner and to the full extent that they are operated on the Effective Date. Except as set forth on Schedule 1.1(a), as of the Effective Date, none of the FCC Licenses or other Authorizations are subject to any restriction or condition which would limit the full operation of the Stations as required by the FCC and as presently operated, other than (a) restrictions set forth in the FCC Licenses and other Authorizations as of the date hereof, and (b) restrictions of general applicability to the television broadcasting industry as a whole.
          (b) Except as set forth on Schedule 3.5 hereto, other than proceedings of general applicability affecting or purporting to affect all similarly-situated television broadcasting stations, as of the Effective Date, there is not pending or, to Seller’s Knowledge, threatened (y) any action or proceeding by or before the FCC or by or before any other governmental body to revoke, refuse to renew, or modify the FCC Licenses or any other

Authorizations; or (z) any petition, investigation, inquiry, complaint, notice of violation, notice of apparent liability, or notice of forfeiture against the Stations or against Seller with respect to the Stations.
          (c) Except as set forth on Schedule 1.1(a) hereto, as of the Effective Date, to Seller’s Knowledge, no applications of Seller are pending before the FCC with respect to the Stations.
          (d) Except as set forth on Schedule 3.5 hereto, as of the Effective Date, to Seller’s Knowledge, the Stations are operating in compliance in all material respects with the FCC Licenses and the Communications Act of 1934, as amended, and the rules, regulations and policies of the Federal Communications Commission as in effect on the date of this Agreement (collectively, the “Communications Act”), including the Main Studio Rules.
          (e) Schedule 3.5 identifies the Tower(s) on which the main analog antenna of the Stations is mounted and the Tower(s) on which Seller has mounted, or intends to mount, as applicable, the main digital antenna of the Stations. To Seller’s Knowledge, the Transmission Structures are registered to the extent required by Law and all such Transmission Structures have been constructed, and are operated and maintained, in compliance in all material respects with the FCC Licenses and all applicable Laws, including the Communications Act and those promulgated by the FAA (and including, to the extent applicable, all such Laws concerning the marking, painting, lighting, height and registration of the Transmission Structures).
          (f) To Seller’s Knowledge, the Stations are operating at or below the effective radiated power authorized under the FCC Licenses.
          (g) To Seller’s Knowledge, the Stations do not cause or receive any material interference that is in violation of the Communications Act or any other applicable Laws.
          (h) Seller has provided Buyer with true and complete copies of all agreements which serve to toll one or more statutes of limitations under the Communications Act between Seller and the FCC with respect to the Stations.
          3.6 Seller Qualifications. Except as set forth on Schedule 3.6 hereto, as of the Effective Date, Seller is legally, financially and otherwise qualified under the Communications Act to perform its obligations hereunder, to be the licensee of, and to own and operate the Stations. Except as set forth on Schedule 3.6 hereto, to Seller’s Knowledge, as of the Effective Date, no fact or circumstance exists relating to the FCC qualifications of Seller that (i) could reasonably be expected to prevent or delay the FCC from granting the FCC Consent, or (ii) would otherwise disqualify Seller as the licensee, owner or operator of the Stations.
          3.7 Title to Assets; Sufficiency of Assets. Seller has good and marketable title to or a valid leasehold interest in or license to use, as applicable, all of the Assets, free and clear of any Liens, except for (a) Permitted Liens and (b) the Liens listed in Schedule 3.7 all of which will be removed on or before the Closing Date. The Assets, together with the Excluded Assets, constitute all of the properties, interests, assets and rights of Seller relating to the Station Business and constitute all those necessary for the continued operation of the Station Business as currently conducted. At the Closing, Seller will convey to Buyer, good and marketable title to, or a valid leasehold interest in or license to use, as applicable, all of the Assets (other than Assets disposed of in the ordinary course of business), free and clear of all Liens (other than Permitted Liens).
3.8 No Litigation; Compliance with Law.
                    (a) Except for matters affecting the television broadcasting industry generally, and except for those matters set forth in Schedule 3.8(a) hereto, there is no litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any court, commission, agency, or other administrative or regulatory body or authority, pending or, to Seller’s Knowledge, threatened, which would reasonably be expected to have a Material Adverse Effect or materially adversely affect Seller’s ability to perform its obligations in accordance with the terms of this Agreement.
                    (b) Seller owns, leases and operates its properties and assets relating to the Stations, and carries on and conducts the business and affairs of the Stations, in material compliance with all Laws.
3.9 Intellectual Property.
              (a) Except as set forth on Schedule 3.9 hereto, Seller owns all right, title and interest in and to, or has valid license rights to, all of the Transferred Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. All material patent, trademark, trade name, service mark, brand name or copyright registrations, licenses, permits, jingles, privileges, and other similar intangible property rights and interests and all pending applications or applications to be filed, if any, therefor, owned by or licensed to Seller and used in the operation of the Stations are disclosed in Schedule 1.1(d) hereto. Except as set forth on Schedule 3.9, Seller has all right and authority to use the call letters “KBAK-TV,” “KBFX-LP” and “KBFX-CA” in connection with the Station Business and to transfer such rights to Buyer at Closing. Seller has never conducted the Stations under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Westwind,” “KBAK” or “KBFX” or derivatives thereof.
              (b) To Seller’s Knowledge, the ownership and operation of the Stations and the Assets, as presently owned and operated, do not infringe upon or conflict with any rights owned or held by any other Person, except as would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise conflicting with the rights of Seller in any Transferred Intellectual Property. There are no claims pending or, to Seller’s Knowledge, threatened by any Person in respect of the ownership, validity, enforceability or use of any of the Transferred Intellectual Property.
              3.10 Contracts. Schedule 1.1(c) hereto sets forth (a) all material Contracts to which Seller or either of the Stations is a party as of the date hereof and which relate to the Assets or the Station Business, and (b) all material Leases under which Seller is the lessee or lessor of space on any Tower included in the Assets or used in the operation of the Stations. Seller has made or will make available to Buyer on or prior to Closing, true and complete copies of all such written Contracts and Leases, and true and complete memoranda of all material oral

Contracts and Leases (including any and all amendments and other modifications to such Contracts and Leases). Except as otherwise disclosed in Schedule 1.1(c) hereto, all of the Assumed Contracts (as of the date hereof) are in full force and effect, and are legal, valid and binding obligations of Seller, , and to Seller’s Knowledge, any other party thereto, and enforceable against Seller and, to Seller’s Knowledge, any other party thereto in accordance with their terms. Seller is not in material breach, nor to Seller’s Knowledge is any other party in material breach, of the terms of any of the Assumed Contracts. Seller has not received, nor sent to any tenant, subtenant or licensee of any Seller, any notice of default under any Lease with respect to the Leased Real Property that remains outstanding and uncured as of the date of this Agreement. Except as expressly set forth in Schedule 3.10, Seller is not aware of any intention of any party to any Assumed Contract (a) to terminate such Assumed Contract other than in accordance with the terms of such Contract, or to amend the terms thereof, (b) to refuse to renew the same upon its expiration of its term, if such Contract contemplates renewal or (c) if such Contract contemplates renewal, to renew the same upon its expiration only upon terms and conditions which are materially less favorable to Seller. Except as disclosed on Schedule 1.1(c), all oral Contracts set forth thereon are terminable by Seller at will or upon no more than thirty (30) days notice. Assuming that the Consents shall have been obtained, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, and continuation of any of the Assumed Contracts.
          3.11 Insurance. Seller has in full force and effect insurance insuring the properties and assets of the Stations included in the Assets. Seller will make available to Buyer, at Buyer’s request, a copy of such insurance policies. Seller has not received any written notice, and to Seller’s Knowledge, any other notice from any insurance company of any defects or inadequacies in the Real Property or the premiums of the insurance thereon. Seller has not received any written notice, and to Seller’s Knowledge, any other notice, from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or from any board of fire underwriters (or other body exercising similar functions) requesting that Seller perform any repairs, alterations or other work to the improvements on such Real Property, with which full compliance has not been made.
          3.12 Condition of Assets. Except as provided in Schedule 3.12 hereto, to Seller’s knowledge, the Tangible Personal Property are free from material defects. The Stations’ transmitting facilities are being operated at full power as authorized by the FCC Licenses. Seller has peaceful and undisturbed possession under all material leases of Tangible Personal Property.
          3.13 Required Consents. Except for the FCC Consent, the Consents described in Schedule 3.13 hereto and as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, no consent, approval, permit, or authorization of, or declaration to, or filing with, any governmental or regulatory authority or any other third party is required to be obtained by Seller in order (a) to consummate the transactions contemplated by this Agreement, or (b) to permit Seller to assign or transfer the Assets to Buyer, except as would not reasonably be expected to have a Material Adverse Effect.
          3.14 Employee Benefits. Schedule 3.14 sets forth each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as

amended (“ERISA”)) and any other employee benefit plan, program, agreement or arrangement maintained, provided, contributed to or required to be contributed to by Seller, or any ERISA Affiliate of Seller, for the benefit of employees of the Stations, including any Compensation Arrangement (collectively, the “Employee Benefit Plans”). “ERISA Affiliate” means with respect to any entity (i) a member of any “controlled group” (as defined in section 414(b) of the Code) of which that entity is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of section 414(c) of the Code) with that entity, or (iii) a member of an affiliated service group (within the meaning of section 414(m) of the Code of which that entity is also a member. “Compensation Arrangement” means any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, or profit sharing plan, program, agreement, or arrangement for the benefit of any current or former employee, director, or independent contractor of the Stations. Neither the Seller nor any ERISA Affiliate of the Seller maintains, provides, contributes to or is required to contribute to any Employee Benefit Plan that is subject to Title IV of ERISA, or any “multiemployer plan” within the meaning of section 3(37) of ERISA. Each Employee Benefit Plan that is intended to be “qualified” within the meaning of section 401(a), 401(f), or 403(a) of the Code is so qualified and has received or is entitled to rely on a favorable determination letter from the Internal Revenue Service that remains in effect on the date hereof, and its related trust is exempt from taxation under section 501(a) of the Code. All Employee Benefit Plans have been operated in all material respects in compliance with their terms and applicable law. Seller is not aware of the existence of any pending, threatened or anticipated governmental audit or examination of any Employee Benefit Plan or Compensation Arrangement. Complete and correct copies of each Employee Benefit Plan, including all amendments thereto, have been delivered to or made available to Buyer. There exists no action, suit, or claim (other than routine claims for benefits) pending, or, to Seller’s Knowledge, threatened or anticipated, against any such Employee Benefit Plan. The Seller has no obligation or liability with respect to post-termination health or life insurance benefits except to the extent required by Part 6 of Title I of ERISA or similar applicable state laws. No benefit that is or may become payable by any Employee Benefit Plan as a result of, or arising under, this Agreement shall constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under section 4999 of the Code or that would not be deductible by reason of section 280G of the Code.
          3.15 Employment and Labor Matters. Schedule 3.15 contains a true, complete and correct list of the names and positions of all employees engaged by Seller principally in connection with the Stations as of the date of this Agreement (the “Business Employees”), including each of their respective job titles, dates of hire and rates of pay. Seller has no written or oral contracts of employment with any Business Employee, other than (a) oral employment agreements terminable at will without penalty, or (b) those listed in Schedule 1.1(c). Except as disclosed on Schedule 3.8(a), Seller has received no notice alleging that Seller has failed to comply in any material respect with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll-related taxes. Except as disclosed on Schedule 3.8(a), no controversies, disputes, or proceedings are pending, or, to Seller’s Knowledge, threatened or anticipated, between Seller and the Business Employees (singly or collectively), except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.15, Seller is not party to, or subject to, any collective bargaining agreements with respect to the Stations. Except as disclosed in Schedule 3.15 hereto, there is no material labor trouble, dispute, grievance, controversy, strike, union representation, or request for union representation pending, or, to Seller’s Knowledge, threatened, against Seller relating to or affecting the Station Business.
          3.16 Taxes. Seller has filed or caused to be filed all material Federal income Tax Returns and all other Federal, state, county, local, or city Tax Returns which are required to have been filed by Seller with respect to the Stations and the Assets, and Seller has paid or caused to be paid all Taxes shown on said returns or on any tax assessment received by Seller to the extent that such Taxes have become due, or has set aside on its books reserves (segregated to the extent required by GAAP) deemed by Seller to be adequate with respect thereto and except as specifically disclosed or scheduled there is no known, or to Seller’s Knowledge, threatened or anticipated tax liability of Seller with respect to Seller’s ownership of the Assets. Seller is not required to hold a seller’s permit for the sale of tangible personal property under California law.
          3.17 Reports. All material returns, reports, and statements which the Stations are currently required to have filed with the FCC or with any other governmental agency have been filed, and all material reporting requirements of the FCC and other Governmental Authorities having jurisdiction over the Stations have been complied with. All of such reports, returns, and statements are complete and correct in all material respects as filed. The Stations’ public inspection files are located at the Stations’ main studio and are in material compliance with the FCC’s rules and regulations. The Seller has paid all FCC regulatory fees due and payable by the Seller with respect to the Stations.
          3.18 Financial Statements. Seller has made available to Buyer the following financial statements for Seller: (i) audited balance sheet and statements of operations, members’ equity and cash flows as of and for the year ended December 31, 2006 and (ii) reviewed balance sheet and statements of operations, members’ equity and cash flows as of and for the year ended December 25, 2005 (collectively, the “Financial Statements”). The Financial Statements as of and for the year ended December 25, 2005 do not include information with respect to KBFX-CA, except with respect to the period from December 9, 2005 through December 25, 2005. The Financial Statements as of and for the year ended December 31, 2006 present fairly, in all material respects, the financial position of the Seller as of the respective dates and the results of its operations and cash flows for the periods then ended in conformity with generally accepted accounting principles in the United States (“GAAP”). Seller is not aware of any material modifications that should be made to the Financial Statements as of and for the year ended December 25, 2005 in order for them to be in conformity with GAAP.
3.19 Real Property.
          (a) Schedule 3.19 lists, as of the date of this Agreement, the street address or other location information for all Real Property owned by Seller (“Owned Real Property”). Seller is the sole owner and has good, valid, marketable and insurable fee simple interest (and such fee simple interest is recorded) to each parcel of Owned Real Property listed on Schedule 3.19, free and clear of any Liens, other than Permitted Liens. Seller is not party to any Leases, subleases, licenses, concessions, or other Contracts granting to any party or parties the right of use or occupancy of any portion of any such parcel of Owned Real Property, except for those listed on Schedule 3.19. Seller has delivered or otherwise made available to Buyer true, correct and complete copies of all deeds, title insurance reports and policies, exception documents, Leases and related documents and information and surveys for the Owned Real Property in Seller’s possession.
          (b) Schedule 3.19 lists, as of the date of this Agreement, by street address or other location information, all parcels of Real Property used or held for use in the operation of, or occupied in connection with, the Stations in which Seller, as lessee, sublessee or licensee, as the case may be, has a leasehold or license interest or estate (together with any rights, title and interest of Seller pursuant to a Lease therefor and all improvements thereon, the “Leased Real Property”), and identifies the lessor or sublessor as the case may be, thereof. Except as set forth on Schedule 1.3(a), Seller holds good, valid, existing and enforceable leasehold interests in all of the Leased Real Property. To Seller’s Knowledge, neither Seller, nor any other Person has granted any oral or written right to any Person other than Seller to lease, sublease, license or otherwise use or occupy any of the Leased Real Property beyond the end of the applicable periods of the applicable Lease. Seller has delivered or otherwise made available to Buyer true, correct and complete copies of all title insurance reports and policies, underlying title exception documents, surveys, Leases and agreements, related documents and information pertaining to Leased Real Property (including any and all amendments and modifications thereto) in Seller’s possession. Seller has peaceful and undisturbed possession under all Leases with respect to the Leased Real Property.
          (c) The Owned Real Property and Leased Real Property constitute all interests in real property currently used in or held for use in connection with the operation of the Station Business and which are necessary for the continued operation of the Station Business as currently conducted. Seller owns, leases or has the legal right to use in the ordinary course of business all easements, rights of entry and rights-of-way which are material to the Station Business. To Seller’s Knowledge, there are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the structures and improvements constituting the Owned Real Property or Leased Real Property that materially adversely affect the operation of the Station Business. To Seller’s Knowledge, all of the buildings, fixtures and improvements located on the Owned Real Property or Leased Real Property are in good operating condition and repair (subject to normal wear and tear), are suitable for the current operation of the Station Business and no condition exists that would interfere with Seller’s customary use and operation thereof. There do not exist any actual or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property or any part thereof, and Seller has not received any written notice, or, to Seller’s Knowledge, oral notice, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.
          (d) Except as disclosed in Schedule 3.19, there are no parties in possession of any portion of the Owned Real Property or the Leased Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise, and no Seller, nor to Seller’s Knowledge, any other Person has granted any oral or written right to any Person other than Seller to lease, sublease, license or otherwise use or occupy any of the Owned Real Property or Leased Real Property. To Seller’s Knowledge, there are no options or rights in any third party to purchase or acquire any ownership interest in the Owned Real Property, including pursuant to any executory contracts of sale, rights of first refusal or options.
          (e) Each parcel of the Owned Real Property and the Leased Real Property is located on public roads and streets with adequate and legal ingress available between such streets and such parcel, and all utilities required in connection with the present use, occupancy and operation by Seller of each such parcel are sufficient for Seller’s present purposes and are fully operational and in working order.
          (f) Except as disclosed on Schedules 3.19, 3.7 or 1.3(a), there are no Liens on any portion of the Owned Real Property.
          (g) Seller has not received any written notice of any material assessments, general or special, which have been or are in the process of being levied against any parcel of the Owned Real Property or the Leased Real Property, and to Seller’s Knowledge, there are no threatened or contemplated material, extraordinary assessments (excluding property taxes due and payable in the ordinary course).
          (h) No shareholder of or holder of a membership interest in Seller is a “foreign person” as defined in Section 1445 of the Code.
          3.20 Environmental Laws and Regulations. To Seller’s Knowledge, the operation of the Stations and the use of the Assets as heretofore operated and used by Seller are not in violation of any applicable Environmental Law. Seller has not received any written claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental Law with respect to the Stations or the Assets, nor, to Seller’s Knowledge, is any such complaint, citation, report or other notice threatened. “Environmental Law” means any and all laws, rules, regulations or orders of any United States of America Governmental Authorities relating to pollution or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances. “Hazardous Substances” means (i) any “hazardous waste” as defined by the Resources Conservation and Recovery Act of 1976 (“RCRA”) (42 U.S.C. § 6901 et seq.); (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”); (iii) any “chemical substance”, “new chemical substance” or “hazardous chemical substance or mixture” or other substance regulated by the Toxic Substances Control Act (“TSCA”) (42 U.S.C. § 2601 et seq.); (iv) asbestos; (v) polychlorinated biphenyls; (vi) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; and (vii) any substance the presence, use, treatment, storage, transmission or disposal of which on or from the Real Property is prohibited by any laws, rules, regulations or orders of any United States of America Governmental Authorities.
          3.21 Accounts Payable. Seller shall deliver to Buyer on or prior to Closing a true and complete list of all Accounts Payable as of the Effective Date, including a breakdown,

in each case, of the name of the creditor, the amount payable and the date on which such account became payable. All Accounts Payable were incurred in the ordinary course of business in connection with the Station Business.
3.22 MVPD Matters.
          (a) To Seller’s Knowledge, Schedule 3.22 sets forth a true and complete list as of the Effective Date of:
                    (i) all MVPDs that carry the Stations’ signals, and the channels on which the Stations’ signals are carried; and
                    (ii) all currently effective retransmission consent Contracts entered into with any MVPD in the Market with respect to the Stations, and (b) the expiration date for each such contract;
          (b) Except as set forth on Schedule 3.22, no MVPD has advised Seller in writing of any signal quality or copyright indemnity or other obstacle to carriage of the Stations’ signals, and no MVPD has declined or threatened to decline in writing such carriage or failed to respond to a written request for carriage or, to Seller’s Knowledge, sought any form of relief from carriage from the FCC.
          3.23 No Changes. Except as set forth in Seller’s disclosure schedules to this Agreement, since December 31, 2006, Seller has conducted the business and operations of the Stations only in the ordinary course of business consistent with past practice, and there has not been in connection with or related to the Stations:
          (a) any material damage, destruction or loss (whether or not covered by insurance) affecting any of the tangible Assets, including any such damage, destruction or loss that prevents the Stations from broadcasting;
          (b) any payment, discharge or satisfaction of any claim or obligation of Seller, except in the ordinary course of business and consistent with past practice;
          (c) any sale, assignment, lease, or other transfer of any of the Assets, other than in the normal and usual course of business, with suitable replacements being obtained therefor to the extent required by this Agreement;
          (d) with respect to the Stations, any incurrence of debt, liability or obligations, except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business;
          (e) any canceled debts owed to or claims held by Seller with respect to the business and operations of the Stations, except in the normal and usual course of business and consistent with past practice;
          (f) except in the ordinary course of business consistent with past practice, any amendment, modification or termination of any material Contract;

          (g) any changes in Seller’s accounting practices with respect to the business and operations of the Stations or any change in depreciation or amortization policies or rates;
          (h) any material write-down of the value of any Assets or any material write-off as uncollectible of any Account Receivable or any portion thereof with a balance in excess of $25,000;
          (i) any transfer or grant of any right under, or any settlement regarding the breach or infringement of, any Transferred Intellectual Property, in each case used in the operation of the Station, except in the normal and usual course of business;
          (j) any creation of any material Lien (other than Permitted Liens) with respect to any of the Assets, except in the normal and usual course of business consistent with past practice (which Liens shall be discharged at Closing);
          (k) any period of four (4) or more consecutive days during which either Station has been off the air for any reason or a period of fifteen (15) or more days during which either Station operated at substantially reduced power; or
          (l) any agreement or commitment, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (j).
          3.24 Affiliation Agreements. The Affiliation Agreements are in full force and effect and neither Fox Broadcasting Company nor CBS Inc. has given the Seller written notice (i) that it intends to terminate or fail to renew its Affiliation Agreement, or (ii) that it is considering such possible termination of or failure to renew its Affiliation Agreement.
          3.25 Related Party Transactions. Except as set forth on Schedule 3.25, no current or former partner, director, officer, member or shareholder of Seller or any Affiliate thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the twelve (12) - month period ending on the Effective Date has been, (a) a party to any material transaction related to the Station Business with Seller, including any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such partner, director, officer, member, shareholder or Affiliate, or (b) to Seller’s Knowledge, the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Station Business, nor does any such Person receive income from any source other than Seller which relates to the business or should properly accrue to the Station Business.
          3.26 Non-FCC Authorizations. Exclusive of the FCC Licenses, Seller is in compliance in all material respects with the terms of all of the Authorizations and the Authorizations are in full force and effect, and no violations are or have been recorded in respect of any thereof. Exclusive of the FCC Licenses, no proceeding is pending or, to Seller’s Knowledge, threatened, to cancel, suspend, revoke or limit any of the Authorizations and, to Seller’s Knowledge, there is no basis for any such proceeding.

          3.27 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE STATIONS, THE ASSETS OR OTHERWISE WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER, INCLUDING BUT NOT LIMITED TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE OPERATION OF THE STATIONS BY BUYER AFTER THE CLOSING IN ANY MANNER, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE ASSETS OR STATIONS BY BUYER AFTER THE CLOSING.
          3.28 Ring-Fencing of Specific Warranties.
          (a) None of the representations and warranties in this Agreement (other than those contained in Sections 3.5 and 3.6) shall be deemed to constitute, directly or indirectly, a representation or warranty by Seller with respect to any matter relating to the FCC Licenses or other FCC-related Authorizations, including, without limitation, any representation or warranty that Seller (i) holds or has any interest in or right to, or has any right to transfer to Buyer, any licenses, permits, approvals or authorizations of the FCC or (ii) is in compliance with the terms, conditions or requirements of any such licenses, permits, approvals or authorizations of the FCC or the Laws relevant to holders thereof, and Buyer acknowledges and agrees that Seller makes no such representation or warranty save as expressly provided in those Sections.
          (b) None of the representations and warranties in this Agreement (other than those contained in Section 3.20) shall be deemed to constitute, directly or indirectly, a representation or warranty by Seller with respect to any matter relating to the Environment or compliance or otherwise with Environmental Law, and Buyer acknowledges and agrees that Seller makes no such representation or warranty save as expressly provided in that Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          As of the date hereof and on the Closing Date, Buyer represents and warrants to Seller as follows:
          4.1 Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and is qualified to do business in the State of California. Buyer has all requisite power and authority, and holds all material rights, franchises, licenses, permits, authorizations, and approvals (governmental and otherwise) necessary, to own and operate its properties and carry on and conduct its business as presently carried on and conducted
          4.2 Right, Power and Authority. Buyer has the full corporate power and authority to enter into, to execute and deliver, and to perform its obligations under, this Agreement and any other instruments contemplated hereby, and Buyer has taken all requisite corporate action in order to authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
          4.3 Buyer Qualifications. Except as disclosed on Schedule 4.3 hereto, there is no fact known to Buyer that would, under the Communications Act, disqualify Buyer from holding the FCC Licenses, and Buyer has taken no action that would be likely to cause such disqualification prior to the Closing Date. To Buyer’s Knowledge, no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained. To Buyer’s Knowledge, there are no matters which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.  To Buyer’s Knowledge, as of the date of this Agreement, Buyer’s acquisition of the Stations complies with the FCC’s multiple-ownership rules.  Neither Buyer nor any person with an attributable ownership interest under FCC rules in Buyer has any other attributable ownership interest in any media property in the Stations’ Market.
          4.4 No Conflicts or Defaults. Neither the execution, delivery, nor performance of this Agreement by Buyer, nor the consummation of the sale and purchase of the Assets or any other transaction contemplated hereby or thereby, after the giving of notice, or the lapse of time, or both, (a) conflicts with or results in a breach of the certificate of incorporation, bylaws or other organizational instrument of Buyer, (b) violates any Law applicable to Buyer, or (c) constitutes grounds for termination of, results in a breach of, constitutes a default under, or accelerates or permits the acceleration of any performance required by the terms of, any material Contract to which Buyer is a party or by which Buyer is bound, other than, in the case of clauses (b) and (c) of this Section 4.4, as expressly contemplated by this Agreement or as would not reasonably be expected to have a material adverse effect upon Buyer’s ability to perform its obligations in accordance with the terms of this Agreement.
          4.5 No Litigation or Violations of Law.
          (a) Except for matters affecting the television broadcasting industry generally, and except for those matters set forth in Schedule 4.5(a) hereto, there is no litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any court, commission, agency, or other administrative or regulatory body or authority, pending or, to Buyer’s Knowledge, threatened, which would reasonably be expected to have a material adverse effect upon Buyer’s ability to perform in accordance with the terms of this Agreement.
          (b) Buyer owns, leases and operates its properties and assets, and carries on and conducts its business and affairs, in material compliance with all Laws.
          4.6 Required Consents. Except for the FCC Consent, consents to assignment of the Assumed Contracts and as may be required under the HSR Act, if applicable, no consent, approval, permit, or authorization of, or declaration to, or filing with, any Governmental Authority or any other third party is required to be obtained by Buyer in order (a) to consummate the transactions contemplated by this Agreement, or (b) to permit Buyer to acquire the Assets from Seller. Buyer has obtained all necessary financing commitments to consummate the purchase of the Assets.
          4.7 Broker’s Fee. Neither this Agreement, nor the sale and purchase of the Assets contemplated by this Agreement, was induced or procured through the services of any person, firm, corporation, or other entity acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor, or in any similar capacity.
ARTICLE V
COVENANTS
          5.1 FCC Approval.
          (a) The consummation of the transactions contemplated hereby is subject to the prior consent and approval of the FCC. Buyer and Seller shall jointly file with the FCC substantially complete applications (the “Assignment Applications”) to request the FCC’s consent to the voluntary assignment of the FCC Licenses from Seller to Buyer (the “FCC Consent”) within ten (10) Business Days after the execution of this Agreement so long as Buyer has delivered the Escrow Deposit to the Escrow Agent in accordance with Section 1.4 above; provided, however, that if any FCC-imposed freeze on the filing of broadcast license assignment applications is in effect during such ten (10) Business Day period, then the Assignment Applications shall be filed not more than one (1) business day after such freeze is lifted. Buyer and Seller shall each pay its own expenses in connection with the preparation and prosecution of the Assignment Applications and shall share any filing fee(s) associated with the Assignment Applications equally. Seller and Buyer shall prosecute the Assignment Applications before the FCC, including opposing any petitions to deny filed against the Assignment Applications, with all commercially reasonable diligence, and otherwise use commercially reasonable efforts in order to obtain the FCC Consent promptly and in order to carry out the provisions of this Agreement. Each party shall promptly provide to the other party a copy of any pleading, order or other document served on them or a copy of any formal inquiry or request by the FCC or the substance of any informal FCC inquiry relating to any such FCC Application. If FCC reconsideration or review, or if judicial review shall be sought with respect to the FCC Consent by a third party or upon the FCC’s own motion, Buyer and Seller shall cooperate in opposing such requests for FCC reconsideration or review or for judicial review.
          (b) Except as provided in clause (c) or (d) below, each party hereto covenants and agrees to (i) prepare, file and prosecute any alternative application, petition, motion, request or other filing (including any motion for leave to withdraw or dismiss any Assignment Application filed by the parties with the FCC in connection with the transactions contemplated hereby) (the “Additional Applications”); (ii) file any amendment or modification to the FCC Applications; (iii) otherwise take any other action with respect to the FCC as may be reasonably necessary in connection with the transactions contemplated hereby; and (iv) cooperate in good faith with the other party hereto with respect to the foregoing, all as may be reasonably determined by Buyer or Seller to be necessary, appropriate or advisable in order to consummate the transactions contemplated by this Agreement in a manner and within the time period contemplated by this Agreement.
          (c) Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with, or consummate the transaction subject to, a condition if compliance with the condition could reasonably be expected to materially adversely effect it. If any party to this Agreement shall seek FCC reconsideration or review, or judicial review, of a materially adverse condition imposed by the FCC, the other party shall cooperate fully with the party seeking reconsideration or review of such condition; provided, however, that neither party shall seek or cause to be sought, without the prior written consent of the other party, FCC reconsideration or review, or judicial review, of any condition or qualification that is not a materially adverse condition. For purposes of this Agreement, a “materially adverse condition” shall not include any condition generally applicable to the broadcast industry or a transaction of this kind.
          (d) If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement pursuant to its rights under Section 8.1, the parties shall jointly request an extension or extensions of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 8.1.
          5.2 Cooperation. Subject to the terms and conditions of this Agreement, prior to the Closing Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Law to consummate the transactions contemplated hereby, including furnishing information to the other party required in connection with obtaining any Consents or making any filings with Governmental Authorities.
          5.3 Risk of Loss.
          (a) The risk of loss, forfeiture or damage to the Assets shall be upon Seller at all times prior to the Closing. In the event of loss, forfeiture or damage to the Assets, Seller shall promptly notify Buyer thereof (the “Seller’s Risk of Loss Notice”) and if the lost, forfeited or damaged Assets are capable of being replaced or repaired for an aggregate amount less than $550,000, then Seller shall, at its sole cost and expense, replace or repair such Assets prior to the Closing or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such Assets, as determined by Seller in its discretion. Notwithstanding the foregoing, if the amount required to replace or repair such Assets exceeds $550,000, Seller may elect in the Seller’s Risk of Loss Notice not to replace or repair such Assets (which election must be set forth in Seller’s Risk of Loss Notice); provided, however, that in the event Seller elects not to replace or repair such Assets, Buyer, at its option, may elect within thirty (30) days after receipt of the Seller’s Risk of Loss Notice to (i) terminate this Agreement without either party being subject to a claim by the other for liquidated damages or any other claims for damages, or (ii) waive any default or breach with respect to the loss or damage and receive a $550,000 credit at Closing. Either party may extend the Closing Date by up to thirty (30) days in order to allow Seller to complete the repair or replacement. This Section 5.3 shall not modify or limit any other conditions precedent to the obligation of the Buyer.
          (b) Seller shall use its commercially reasonable efforts to avoid either Station being off the air for three (3) or more consecutive days or five (5) or more days in any thirty (30) day period. Seller shall give prompt written notice to Buyer if either of the following (a “Specified Event”) shall occur: (i) the regular broadcast transmissions of one of the Stations in the normal and usual manner are interrupted or discontinued for more than twenty-four (24) hours in any fourteen (14) day period, on a cumulative basis, whether or not consecutive; or (ii) one of the Stations is operated at less than its licensed antenna height above average terrain or at less than ninety percent (90%) of its licensed effective radiated power for more than seventy-two (72) consecutive hours or five (5) or more days, whether or not consecutive, during any period of thirty (30) consecutive days. If a Specified Event shall occur, then, provided that Buyer is not in default under this Agreement, Buyer may, at its option: (i) terminate this Agreement by written notice given to Seller not more than ten (10) days after the expiration of such fourteen (14) day, seventy-two (72) hour or thirty (30) day period, as the case may be (without either party being subject to a claim by the other for liquidated damages or any other claims for damages), or (ii) waive any default or breach with respect to the loss or damage and receive a $250,000 credit at Closing. In the event of termination of this Agreement by Buyer pursuant to this Section 5.3, the parties shall be released and discharged from any further obligation hereunder (without being subject to a claim by Seller for liquidated damages or any other claims for damages). Notwithstanding the foregoing, Seller has an application pending with the FCC to change KBFX-CA’s assigned Channel from 58 to 22 and if such application is granted, Seller may retune the KBFX-CA transmitter to Channel 22, in which case the Station may be off the air during the pendency of such retuning, which shall not be deemed a Specified Event or otherwise be default or breach hereunder or give Buyer the right to terminate this Agreement; provided that such retuning shall be completed as promptly as practicable.
          (c) If the parties are unable to agree upon the extent of any loss, forfeiture or damage, the cost to repair, replace or restore any lost, forfeited or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other non-legal matter arising under this Section 5.3, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision on all non-legal issues shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer; provided, however, that the consulting communications engineer shall not resolve any issues relating to the interpretation of this Agreement or any other legal issues.
          5.4 Written Consents and Certain Other Documents .
          (a) Prior to the Closing Date, Seller shall proceed with all reasonable diligence and shall use commercially reasonable efforts to obtain all written consents necessary for Seller to consummate the transactions contemplated by this Agreement, including, without limitation, the written consents of the parties to the Assumed Contracts where required (the “Consents”). Notwithstanding any provision in this Agreement to the contrary, Seller shall not have any obligation to expend funds out-of-pocket or issue any guaranty in order to obtain the Consents. If requested by Seller, Buyer shall execute and deliver to the applicable third party and Seller an assumption agreement with respect to Seller’s obligations and liabilities under each Assumed Contract to commence as of the Effective Time, which assumption agreement may also contain a release of Seller by the applicable third party to such Assumed Contract.
          (b) If applicable, each of Buyer and Seller will cause to be filed as promptly as possible after the date hereof with the United States Federal Trade Commission and with the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it (or its Affiliates) under the HSR Act with respect to the transactions which are the subject of this Agreement. If applicable, each of Buyer and Seller will use all commercially reasonable efforts to promptly comply with or cause to be promptly complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning the transactions or it or its Affiliates, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the date hereof. Buyer will pay any and all filing and legal fees and costs (other than any fees of the attorneys of the Seller which shall be borne by the Seller) required in connection with the filings under the HSR Act.
          (c) Seller covenants and agrees to use commercially reasonable efforts to deliver at or prior to the Closing:
          (i) an estoppel certificate from the lessor of any Lease under which Seller is the lessee, sublessee, licensee or occupant thereunder, but only if such Lease entitles Seller to obtain such estoppel certificate;
          (ii) an estoppel certificate from the lessee, sublessee, licensee or occupancy of any Lease under which Seller is the lessor, sublessor, licensor or grantor thereunder, but only if such Lease entitles Seller to obtain such estoppel certificate;;
          (iii) all customary certificates, affidavits and other materials reasonably requested by the Title Company as a condition to its issuance of the owner’s or lessee’s Title Policy for each parcel of the Real Property (including an affidavit with respect to mechanics’ liens certifying that there are no unpaid bills (except as included in the Permitted Liens) for services rendered or materials furnished to any Real Property, and customary seller’s or owner’s affidavits and agreements indemnifying the Title Company against claims for any such services or materials);
          (iv) a valid and subsisting Certificate of Occupancy or equivalent required certificate of compliance (or evidence that none was needed) covering all buildings and other improvements for each parcel of Real Property.
          5.5 Notifications. Pending the Closing Date, Seller and Buyer shall promptly notify each other in writing of any developments, except for matters affecting the television broadcasting industry generally, which singly or in concert with others are materially adverse to the ability of such notifying party to consummate the transactions contemplated hereby and of any notice or other communication from any Governmental Authority relating to the transactions contemplated by this Agreement.
          5.6 Allocation of Purchase Price. The Purchase Price set forth in Section 1.5 and, to the extent properly taken into account in accordance with the Tax Regulations, Assumed Obligations, shall be allocated among the Assets in accordance with the provisions of Section 1060 of the Code, and as determined by mutual agreement of Seller and Buyer prior to Closing as specified in a separate writing between the parties. Buyer and Seller shall each complete, execute and timely file Form 8594 with the Internal Revenue Service with their respective Tax Returns for the taxable year that includes the Closing Date (or such other Internal Revenue Service Form as may then be prescribed for use by the regulations promulgated under the Code (the “Tax Regulations”) to comply with applicable asset acquisition reporting requirements of Section 1060 of the Code and the Tax Regulations thereunder). Buyer and Seller agree to act in accordance with the allocation of the Purchase Price established pursuant to this section in the preparation and filing of all Tax Returns, including Form 8594.
          5.7 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct the operations of one or both of the Stations in contravention of the rules, regulations and policies of the FCC; all such operations, including control and supervision of all of the Stations’ programs, Seller’s employees, finances and policies, shall be the responsibility of Seller until the Closing.
          5.8 Inspection Rights.
          (a) Until the Closing, upon reasonable prior notice, Seller shall, during the Stations’ regular business hours, make the studio and office facilities, books, accounts, records, contracts, and documents pertaining to the Station Business and included in the Assets available for examination and inspection by Buyer and its agents, provided that neither the furnishing of such information nor any investigation made heretofore or hereafter shall affect Buyer’s right to rely upon any representation or warranty made by Seller in this Agreement, each of which shall survive any furnishing of information or any investigation, subject to Section 9.1 hereof. Any such examination and inspection shall be undertaken in a manner designed to minimize the disruption to the operations of the Station Business to the extent reasonably practicable.
          (b) On and after the Closing Date, upon reasonable notice, Buyer will afford promptly to Seller and its agents and advisors reasonable access to its properties, books, accounts, contracts, documents and records (or any portion thereof) relating exclusively to any period ending on or before the Closing Date and to employees of Buyer to the extent necessary to establish facts related to such period and in order to ensure Buyer’s compliance with the terms and provisions of this Agreement.
          5.9 No Changes. From and after the date hereof until the Closing Date, Seller shall:

          (a) except as otherwise provided herein, (i) use its commercially reasonable efforts to maintain in full force and effect the FCC Licenses and all other material Authorizations required to carry on the Station Business, (ii) take any actions and make any filings necessary before the FCC to preserve the FCC Licenses’ effectiveness, including promptly filing renewal applications, timely filing required FCC reports, and timely paying annual regulatory fees, (iii) deliver to Buyer, within ten (10) Business Days after filing, copies of any specific, named reports, applications or responses to the FCC related to the Stations which are filed during such period and which Buyer may request, and (iv) notify Buyer of any proceeding or matter pending before the FCC that could have a Material Adverse Effect;
          (b) operate the Stations’ business in all material respects in the ordinary course of business and consistent with past practice, including, without limitation, paying when due all obligations arising under the Assumed Contracts or any other agreements or commitments of the Stations which accrued prior to the Closing Date, except where such conduct would conflict with the covenants in this Section 5.9 or with Seller’s other obligations under this Agreement;
          (c) not dissolve, liquidate, merge or consolidate the Seller, nor sell, assign, lease, mortgage, pledge, or otherwise transfer, or dispose of any of the Assets, or create, assume, or permit to exist any Lien upon any of the Assets, except for (i) Liens in favor of Buyer, Permitted Liens or Liens which will be removed at or before Closing; (ii) immaterial items of personal property included in the Assets which are sold or otherwise disposed of in the ordinary and regular course of the operation of the Station Business, and (iii) transactions engaged in with Buyer’s written consent first obtained;
          (d) not, except with Buyer’s prior written consent, enter into, renew, amend, modify or become obligated under (i) any “program contract,” whether for cash or barter, or any agreement, not terminable at the Closing without liability to Buyer, except in the ordinary course of business consistent with past practices, or (ii) any other Contract on behalf of a Station requiring the Stations to make cash payments to third parties, except for Contracts for personal property or services entered into in the ordinary and regular course of the operation of the Station, consistent with the Station’s past and present practices;
          (e) maintain in full force and effect insurance policies in respect of the Station Business in accordance with Seller’s normal and customary business practices;
          (f) maintain and preserve the current operations of the Stations and, consistent with the ordinary course of business, the Stations’ goodwill and the Stations’ present relationships with suppliers, advertisers, and others having business relations with the Stations;
          (g) not transfer or grant any rights to Transferred Intellectual Property, other than in the ordinary course of business, and respond substantively to any outstanding matters before the U.S. Patent and Trademark Office pertaining to the Stations or the Assets;

          (h) use its commercially reasonable efforts to maintain all of the Assets (except for Assets disposed of in accordance with the terms hereof) or replacements thereof (to the extent required pursuant to this Agreement) and improvements thereon in their current condition (ordinary wear and tear excepted) in the usual and customary manner, and in material compliance with the FCC’s rules and regulations, and use, operate, and maintain all of the Assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels reasonably consistent with past practices;
          (i) maintain its books and records, including the record keeping and reporting requirements imposed by the FCC, in accordance with past practices and in material compliance with the FCC’s rules and regulations;
          (j) make by the Closing Date all payments under the Assumed Contracts that are due to be paid by Seller on or before the Closing Date, and, consistent with past practice, except as would not have a materially adverse effect on the Stations as a whole, take all action reasonably necessary to preserve in full force and effect the existing rights of Seller under the Assumed Contracts;
          (k) prior to the Closing Date, deliver to Buyer a list of any contracts relating to the Station Business entered into by Seller between the date hereof and the Closing Date of the type required to be listed in Schedule 1.1(c) hereto, together with copies of such contracts;
          (l) use its commercially reasonable efforts to comply in all material respects with all rules and regulations of the FCC, and all other laws, rules, and regulations to which Seller, the Stations, and the Assets are subject;
          (m) not, except with written consent of the Buyer, (i) pay or provide to any Business Employee any bonus or other non-cash benefit or make any advance or loan, in each case not provided for under any Contract, Employee Benefit Plan or employment or compensation agreement in effect on the date of this Agreement, other than the payment of base compensation or advances for business expenses in the ordinary course of business, (ii) grant any material increase in compensation (including any increase in severance or termination pay) to any Business Employee except to the extent required under any Contract, Employee Benefit Plan or employment or compensation agreement in effect on the date of this Agreement, (iii) enter into any employment, consulting, indemnification, severance or termination agreement, except in the ordinary and regular course of the operation of the Station Business, consistent with past and present practices, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Employee Benefit Plan or (v) take any action to accelerate the vesting or payment of any compensation or benefit of Business Employees under any Contract, Employee Benefit Plan or employment or compensation agreement or to fund or in any other way secure the payment of compensation or benefits under any Contract, Employee Benefit Plan or employment or compensation agreement or make any material determinations not in the ordinary course of business under any Employee Benefit Plan or employment or compensation agreement;

          (n) not apply to the FCC for any FCC license, construction permit, authorization or any modification thereto that would materially restrict the Stations’ present operations;
          (o) not enter into any arrangement or contract with any Affiliate or shareholder of Seller, or any of any such shareholders’ parents, spouse, descendants (whether natural, step or adopted) or other family member in respect of the Station Business or the Assets, except in the ordinary and regular course of the operation of the Station Business;
          (p) not enter into any material amendment or modification to, or grant any material waiver under, any Lease with respect to the Real Property;
          (q) not enter into any local marketing agreement, joint sales agreement, shared services agreement or other similar contract in respect of the programming or operations of the Stations; or
          (r) not agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses (a)-(r) of this Section 5.9.
          5.10 Preservation of Books and Records.
          (a) If at any time during the seven (7) year period following the Closing Date, Buyer intends to dispose of any corporate, accounting, legal, auditing and other books and records of the Stations (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the operation of the Station Business prior to the Closing, Buyer shall not do so without providing Seller thirty (30) Business Days’ advance notice of such proposed disposal.
          (b) After the Closing Date, Buyer shall permit Seller and its authorized representatives to have reasonable access to, and to inspect and copy (including by method of photocopying or, as reasonably practicable, electronic copying or downloading) (at Seller’s sole cost and expense), all materials referred to in Section 5.10(a) and to meet with officers and employees of Buyer on a mutually convenient basis concerning background information with respect to such materials.
          5.11 Construction and Updating of Schedules.
          (a) Any information disclosed by Seller in this Agreement or pursuant to any one or more of the Schedules hereto shall be deemed to be disclosed to Buyer for all purposes of this Agreement and the Schedules. Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.
          (b) Anything contained herein to the contrary notwithstanding, Seller may elect at any time to notify Buyer of any development causing or that may cause a breach of any of its representations and warranties in Section 3.3 through 3.26, inclusive, above. Unless Buyer has the right to terminate this Agreement pursuant to Section 8.1(a) by reason of the development and exercises that right in accordance with such Section 8.1(a), the written notice pursuant to this Section 5.11(b) will be deemed to have amended the Schedules to this Agreement, to have qualified the representations and warranties contained in Article III above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.
          5.12 Employees
          (a) Seller agrees to provide Buyer with an updated Schedule of Business Employees at Closing which includes each of the employees engaged by Seller principally in connection with the Stations as of the date immediately prior to the Closing Date (each a “Station Employee” and collectively, the “Stations’ Employees”), including each of their respective job titles, dates of hire and rates of pay. Buyer shall offer employment as of the Closing Date to all Stations’ Employees and shall assume all obligations of Seller under the employment and compensation agreements set forth on Schedule 1.1(c) hereto. As of the Closing Date, Buyer shall employ upon terms offered by Buyer each such Station Employee (other than Wayne Lansche and for the avoidance of doubt Peter Desnoes) who accepts Buyer’s offer of employment (“Transferred Employees”) at a salary and at a position that are comparable to those provided by Seller immediately before the execution hereof; provided that Buyer shall assume all obligations of Seller under the employment and compensation agreements set forth on Schedule 1.1(c) hereto. As of the Effective Time, Buyer shall cause all such Transferred Employees who are not covered under the terms of a collective bargaining agreement (collectively, the “Transferred Non-CBA Employees”) to be eligible to participate in Buyer’s employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity-based, leave of absence, vacation, severance, insurance, worker’s compensation, disability, supplemental unemployment, and other benefit plan, arrangement, agreement, practice or policy (including, without limitation, “employee welfare benefit plans” and “employee pension benefit plans” as defined in Sections 3(1) and 3(2) of ERISA) (collectively, the “Buyer Benefit Plans”) under terms and conditions that, in the aggregate, are equivalent to the terms and conditions under which similarly situated employees of the Buyer participate in the Buyer Benefit Plans or as otherwise required pursuant to any employment and compensation agreements set forth on Schedule 1.1(c) hereto. Buyer shall further cause each Buyer Benefit Plan, as may apply, to recognize service of the Transferred Non-CBA Employees with Seller for purposes of eligibility and vesting only; provided that Buyer shall cause each applicable Buyer Benefit Plan that provides vacation or severance benefits to recognize service of the Transferred Employees with Seller also for purposes of determining the amount of benefits; provided, however, any severance benefits paid under a Buyer Benefit Plan shall be offset by any severance benefits paid to a Transferred Non-CBA Employee under any Employee Benefit Plan, employment or compensation agreement, or any other severance arrangement provided for in this Agreement, including the severance arrangements described on Schedule 5.12. Buyer shall give Transferred Non-CBA Employees credit under the Buyer Benefit Plans for any deductibles or co-payments paid for the current year under any plan maintained by Seller. Buyer shall provide Transferred Employees who are covered under the terms of a collective bargaining agreement (the “Transferred CBA Employees”) benefits in accordance with the terms of such agreement.
          (b) With respect to any Employee Benefit Plan that includes a cash or deferred arrangement under Section 401(k) of the Code (“Seller’s 401(k) Plan”), Seller shall (i) fully vest as of the Closing Date all accounts of all participants in the 401(k) Plan who are Business Employees, (ii) allow Transferred Employees to elect to receive a complete distribution of all of their accounts under Seller’s 401(k) Plan promptly following the Closing Date, and (iii) subject to acceptance by Buyer’s 401(k) plan and Seller effecting any amendments to Seller’s 401(k) Plan necessary to authorize such rollovers, allow Transferred Employees to rollover outstanding participant loans under Seller’s 401(k) Plan and not treat such loans as in default. Seller shall use commercially reasonable efforts to amend Seller’s 401(k) Plan to the extent necessary to accomplish the foregoing, including if necessary, amending Seller’s 401(k) Plan to provide that a “severance from employment” in connection with the transactions contemplated by this Agreement shall be a distributable event for purposes of Section 401(k)(2) of the Code.
          (c) With respect to all Stations Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time (in accordance with Seller’s employment terms), and, with respect to all Transferred Employees, Buyer shall be responsible for all compensation and benefits arising after the Effective Time (in accordance with Buyer’s employment terms or the terms of the employment and compensation agreements set forth on Schedule 1.1(c) hereto, as applicable). Notwithstanding anything herein to the contrary, (i) Buyer shall grant credit to Transferred Employees for all unused annual vacation and sick leave listed on Schedule 5.12 that has been accrued as of the Effective Time as set forth on an update to such schedule which Seller shall prepare and deliver to Buyer at least five (5) Business Days prior to the Closing Date and Buyer shall assume and discharge Seller’s obligation to provide such leave to such Transferred Employees (such obligations being a part of the Assumed Obligations), and (ii) effective at the Effective Time, Buyer shall assume the severance arrangements set forth on Schedule 5.12 as updated by Seller at least five (5) business days prior to the Closing Date (such obligations being a part of the Assumed Obligations) provided, however, that Buyer shall have no liability for any severance or for vacation and sick leave with respect to any Stations Employees who are not Transferred Employees.
          (d) Except as otherwise specifically provided in this Agreement, Seller will fully provide or pay for all liabilities or obligations to the Stations Employees under all Employee Benefit Plans, but excluding any employment contracts and compensation arrangements set forth on Schedule 1.1(c) hereto that Buyer assumes pursuant to the terms hereof. Buyer shall assume all liability and responsibility for “COBRA” healthcare continuation coverage required to be offered and provided under Section 4980B of the Code and Sections 601-608 of ERISA to employees and former employees (including independent contractors) of Seller and any other COBRA qualified beneficiaries under Seller’s health plan(s) who have elected or are eligible to elect COBRA continuation coverage as of or prior to the Closing Date or who incur a COBRA qualifying event in connection with the transactions contemplated by this Agreement. Buyer shall maintain employee benefit plans providing healthcare coverage sufficient to meet its obligations under this paragraph through the date on which all obligations to provide “COBRA” healthcare continuation coverage under this paragraph cease.
          5.13 Title Insurance; Surveys; Lien Search; Real Property Inspection
          (a) Buyer may order, at its sole cost and expense, title commitments, surveys and lien searches on each parcel of Real Property and lien searches on the other Assets. Seller agrees to cooperate with Buyer where necessary to enable Buyer to obtain title commitments and surveys on each parcel of Real Property, including providing access to the Real Property to Buyer and its representatives following advanced written notice from Buyer and during normal business hours. The parties understand and agree that Buyer’s efforts to obtain title commitments, surveys and lien searches on each parcel of Real Property and lien searches on the other Assets shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures. Buyer’s failure to obtain the consent of the owner of any real property to obtain a survey or to the extent it is not otherwise permitted by the Lease(s) shall not negate in any way Buyer’s obligation to close hereunder.
          (b) (I) During the ninety (90)-day period following the Effective Date, upon reasonable notice to Seller, Buyer and its employees, agents, and contractors (including any surveyors) shall have the right to enter on the Real Property from time to time during normal business hours for the purposes of making, at Buyer’s expense, engineering, architectural, title, zoning, survey, and any other studies that Buyer reasonably deems necessary or desirable in connection with the transaction contemplated hereby (the “Real Property Inspection”).
               (II) If, as a result of the Real Property Inspection, Buyer reasonably determines that any matter or matters affecting or relating to the title or condition of the Real Property could reasonably be expected to have a Material Adverse Effect (a “Real Property Objection”), Buyer shall, no later than the date ninety (90) days after the Effective Date, deliver written notice to Seller setting forth in reasonable detail the basis for and any evidence of the Real Property Objection.
               (III) If Buyer delivers to Seller timely notice of a Real Property Objection, and Seller does not notify Buyer on or before the date that is ten (10) Business Days after Buyer’s delivery of notice of a Real Property Objection (the “Cure Notice Deadline”) of Seller’s intention to cure or correct the Real Property Objection, Buyer shall have the right to terminate this Agreement by delivering to Seller a Notice of Termination no later than five (5) Business Days following the Cure Notice Deadline. If Buyer delivers to Seller a timely notice of a Real Property Objection, Seller notifies Buyer of Seller’s intention to cure or correct the Real Property Objection, and Seller does not cure or correct the Real Property Objection within forty-five (45) days after Buyer’s delivery of a notice of a Real Property Objection, Buyer shall have the right to terminate this Agreement by delivering to Seller a Notice of Termination no later than five (5) Business Days following the end of such forty-five (45)-day period.

          5.14 Exclusivity. From the Effective Date until the earliest of (a) the Closing Date or (b) the termination of this Agreement, Seller shall not, and shall not permit any of its Affiliates or any partners, directors, officers or agents of the foregoing to, directly or indirectly, solicit, initiate or agree to any proposals for, or exchange information (including by way of furnishing information concerning Seller or the Station Business) or enter into any negotiations concerning, or respond in writing to any inquiries for, the acquisition of Seller, the Station Business, the Assets or any substantial part thereof. In addition, during such time period, Seller shall notify Buyer of the identity of any Person that contacts Seller regarding the acquisition of Seller, the Station Business, the Assets or any substantial part thereof, and the contents of any such proposals, inquiries or discussions.
          5.15 WARN Act. Buyer and Seller agree to cooperate in good faith to determine whether any notification may be required under the WARN Act, as a result of the transactions contemplated under the Agreement and, if such notices are required, to provide such notice in a manner that is reasonably satisfactory to each of the parties hereto.
          5.16 Environmental Study. During the ninety (90) -day period following the Effective Date, Buyer may cause to be conducted, at its sole cost and expense, a Phase 1 environmental audit with respect to the Real Property by an environmental consultant acceptable to Seller (the “Environmental Consultant”). Buyer and Seller shall reasonably cooperate in scheduling such audit and providing reasonable access to the Real Property for such audit. If Buyer so elects following recommendation by the Environmental Consultant of further investigation of any potential environmental conditions with respect to the Real Property, Buyer shall promptly notify Seller and the parties shall reasonably cooperate with respect to the completion of such investigation during the ninety (90)- day period following the Effective Date. If as a result of the Phase 1 audit or any further investigation recommended by the Environmental Consultant (the “Environmental Study”), which complete study shall be provided to Seller, the Environmental Consultant reasonably determines in a writing addressed to Seller that any environmental condition with respect to the Real Property requires remediation (an “Environmental Condition”), Buyer shall cause the Environmental Consultant to prepare an estimate of the cost of such remediation. If the estimated costs of remediation are equal to or less than Three Hundred Thousand ($300,000), Seller shall, at Buyer’s election, either cause such remediation to be completed at Seller’s sole cost and expense to Buyer’s reasonable satisfaction, or the Purchase Price shall be reduced by the amount of the estimate. In the event that the estimated costs of remediation are greater than Three Hundred Thousand ($300,000), then Seller may elect within 15 days of the receipt by Seller of the documentation constituting the Environmental Consultant’s determination and the estimate of the cost of remediation by written notice to Buyer to complete the remediation as provided above; provided, however, that in the event Seller elects not to complete such remediation, Buyer, at its option, shall elect within fifteen (15) days after receipt of Seller’s notice to such effect, to terminate this Agreement without either party being subject to a claim by the other for liquidated damages or any other claims for damages, or waive any default or breach with respect to the loss or damage and receive a $300,000 credit against the Purchase Price at Closing. Either party may extend the Closing Date by up to thirty (30) days in order to allow Seller to complete any such remediation. The parties agree that any payments made pursuant to this Section 5.16 shall be independent of, and shall have no limit on, the provisions of Section 9.2 below.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE
          The obligation of Buyer hereunder to close the transactions herein contemplated is subject to the satisfaction or waiver by Buyer in its sole discretion of the following conditions at or prior to the Closing:
     6.1 Conditions.
          (a) Except for representations and warranties expressly made solely as of a prior date, all warranties and representations made by Seller herein to Buyer shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date, except for changes contemplated by this Agreement, and with the same effect as if such warranties and representations had been made by Seller to Buyer on and as of the Closing Date;
          (b) Seller shall have performed and complied in all material respects with all agreements, covenants, and conditions herein required to be performed or complied with on Seller’s part on or prior to the Closing Date;
          (c) each of the Consents that Seller has been able to obtain pursuant to Section 5.4 above, shall have been delivered to Buyer, with no material adverse change to the terms of the Assumed Contracts with respect to which such Consent shall have been obtained, unless Buyer shall have consented in writing to such change;
          (d) Buyer shall have received duly executed and delivered copies of the consents to the assignment of the Affiliation Agreements to Buyer, such Affiliation Agreements shall be in full force and effect in accordance with their terms, and Seller shall not have received any (i) notice of termination or an intent to terminate, or (ii) notice (including constructive notice by public announcement) that the network or other party to such Affiliation Agreements intends to cease or suspend the network operations contemplated by such Affiliation Agreements, or CBS or Fox, as applicable, shall be willing to enter into a new network affiliation agreement with Buyer on terms and conditions substantially similar in all material respects to the existing Affiliation Agreements or otherwise reasonably acceptable to Buyer;
          (e) Seller shall be the holder of the FCC Licenses and there shall not have been any modification with respect to such FCC Licenses which has a Material Adverse Effect other than proceedings generally applicable to the television broadcast industry;
          (f) no proceeding (other than proceedings generally applicable to the television broadcast industry) shall be pending before the FCC, the reasonably likely effect of which would be to revoke, cancel, fail to renew, suspend, or materially adversely modify the FCC Licenses;

          (g) all applicable waiting periods (and extensions thereunder) under the HSR Act, if applicable, shall have expired or otherwise been terminated;
          (h) the FCC Consent shall have been granted without any “materially adverse condition” (as defined in Section 5.1(b)) having been imposed upon Seller or Buyer, except as may be the result of Buyer’s actions or failure to take any action reasonably required to obtain such FCC Consent, shall be in full force and effect, and, unless waived by the Buyer, shall have become a Final Order. For the purpose of this Agreement, an action or order of the FCC granting the FCC’s Consent shall be deemed to have become a “Final Order” when such action or order shall have been issued by the FCC in writing, setting forth the FCC Consent, and (i) so long as such action or order shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and (ii) so long as no protest, request for stay, reconsideration or review by the FCC on its own motion or by any third party, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall be pending, when the period provided by law for initiating such protest, request for stay, reconsideration or review by the FCC on its own motion, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall have expired; and
          (i) there shall have been no Material Adverse Effect.
          6.2 Challenges. No proceeding or formal investigation by or before any court or governmental agency shall be pending or threatened which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.
          6.3 No Order. No order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority shall prohibit the consummation of the transactions contemplated by this Agreement.
          6.4 Closing Deliveries. Seller shall have delivered (or caused to be delivered) to Buyer the documents or items required to be delivered pursuant to Section 2.2(a) hereof.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE
          The obligation of Seller hereunder to close the transactions herein contemplated is subject to the satisfaction or waiver by Seller in its sole discretion of the following conditions at or prior to the Closing:
          7.1 Conditions.
          (a) All warranties and representations made by Buyer herein to Seller shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date, with the same effect as if such warranties and representations had been made by Buyer to Seller on and as of the Closing Date;

          (b) Buyer shall have performed and complied in all material respects with all agreements, covenants, and conditions herein required to be performed or complied with on Buyer’s part on or prior to the Closing Date;
          (c) Buyer shall have made, or shall stand willing and able to make, all payments, money and deliveries to Seller required to be made pursuant to this Agreement and to Peter Desnoes and Wayne Lansche under the Consulting Agreements;
          (d) all applicable waiting periods (and extensions thereunder) under the HSR Act, if applicable, shall have expired or otherwise been terminated; and
          (e) the FCC Consent shall have been granted without any “materially adverse condition” (as defined in Section 5.1(b)) having been imposed upon Seller or Buyer, except as may be the result of Seller’s actions or failure to take any action reasonably required to obtain such FCC Consent, shall be in full force and effect, and, unless waived by Seller, shall have become a Final Order; and
          7.2 No Challenges. No action, proceeding or formal investigation by or before any court or governmental agency shall be pending or threatened which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.
          7.3 No Order. No order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority shall prohibit the consummation of the transactions contemplated by this Agreement.
          7.4 Closing Deliveries. Buyer shall have delivered (or caused to be delivered) to Seller the documents or items required to be delivered pursuant to Section 2.2(b) hereof.
ARTICLE VIII
RIGHTS OF BUYER AND SELLER UPON TERMINATION OR BREACH
          8.1 Termination. This Agreement may be terminated prior to Closing:
          (a) by either Buyer or Seller, if there shall have occurred a material breach of a representation or warranty of the non-terminating party contained herein, or a material default in the performance by the non-terminating party of a covenant or obligation of such non-terminating party contained herein, and if such breach or default shall not have been cured within forty-five (45) days from and after the date upon which written notice thereof shall have been given to the non-terminating party by the terminating party; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(a) by a party then in material breach of any of its representations or warranties contained herein, or in material default of any of its covenants or obligations herein.
          (b) by Buyer pursuant to Section 5.3 of this Agreement;

          (c) by either party if the FCC denies the Assignment Applications and such denial becomes a Final Order;
          (d) by either party upon the occurrence of a Change in FCC License(s) Status (as defined in Section 10.14);
          (e) by mutual written agreement of Seller and Buyer;
          (f) by either party if, other than as a result of the terminating party’s failure to comply with or perform any of its covenants or obligations under this Agreement, the Closing has not occurred by nine (9) months from the date hereof; or
          (g) by Buyer pursuant to Section 5.13(b) or 5.16 of this Agreement.
Termination shall be effective upon delivery of written notice by the terminating party to the non-terminating party indicating the termination provision claimed to provide a basis for termination of this Agreement.
          8.2 Effect of Termination.
          (a) No party shall have any recourse to the other party or any claim of damages or other remedy if this Agreement is terminated in accordance with Sections 8.1(b), (c), (d), (e), (f) or (g). The rights and remedies of the parties if this Agreement is terminated pursuant to Section 8.1(a) are set forth in Sections 8.2(b), (c) and (d) and Section 8.3. If this Agreement is terminated rightfully pursuant to Section 8.1, all further obligations and liabilities of the parties hereunder shall terminate.
          (b) If this Agreement is validly terminated by Seller pursuant to Section 8.1(a), the Escrow Deposit and any interest earned thereon shall be paid to Seller as liquidated damages as a consequence of Buyer’s default, as provided in the Escrow Agreement and subject to Section 8.3.
          (c) If this Agreement is validly terminated other than by Seller pursuant to Section 8.1(a), the Escrow Deposit and any interest earned thereon shall be returned to Buyer as provided in the Escrow Agreement.
          (d) If this Agreement is validly terminated by Buyer pursuant to Section 8.1(a), Buyer shall have the right to receive from Seller in cash an amount equal to the Escrow Deposit as liquidated damages as a consequence of Seller’s default, as provided in as provided in the Escrow Agreement and subject to Section 8.3.
          8.3 Limitation on Damages.
          (a) The parties hereto agree that, if this Agreement is terminated by Seller pursuant to Section 8.1(a), Seller’s sole and exclusive remedy shall be the right to receive the Escrow Deposit and any interest earned thereon as full and complete liquidated damages, as provided in Section 8.2(b). The parties hereto acknowledge and agree that such liquidated damages are intended to limit the claims that Seller may have against Buyer in the circumstances described in Sections 8.1(a). The parties hereto further acknowledge and agree that (i) the liquidated damages provided in Section 8.2(b) bear a reasonable relationship to the anticipated harm which would be caused by the Buyer’s breach or nonfulfillment of the terms hereof and does not constitute a penalty and (ii) the amount of actual loss caused by Buyer’s breach or nonfulfillment of the terms hereof is incapable and difficult of precise estimation and that Seller would not have a convenient and adequate alternative to liquidated damages hereunder.
          (b) The parties hereto agree that, if this Agreement is terminated by Buyer pursuant to Section 8.1(a), Buyer’s sole and exclusive remedy shall be the right to receive an amount in cash equal to the Escrow Deposit as full and complete liquidated damages, as provided in Section 8.2(d). The parties hereto acknowledge and agree that such liquidated damages are intended to limit the claims that Buyer may have against Seller in the circumstances described in Sections 8.1(a). The parties hereto further acknowledge and agree that (i) the liquidated damages provided in Section 8.2(d) bear a reasonable relationship to the anticipated harm which would be caused by Seller’s breach or nonfulfillment of the terms hereof and does not constitute a penalty and (ii) the amount of actual loss caused by Seller’s breach or nonfulfillment of the terms hereof is incapable and difficult of precise estimation and that Buyer would not have a convenient and adequate alternative to liquidated damages hereunder.
          8.4 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.
ARTICLE IX
INDEMNIFICATION
          9.1 Survival. All representations and warranties contained in this Agreement, or in any certificate, agreement, or other document or instrument, delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing for a period of fifteen (15) months, provided that the representations and warranties of Seller (a) made in Sections 3.2 and the first sentence of Section 3.7 shall survive indefinitely and (b) made in Sections 3.14 and 3.16 shall survive for the period of the applicable statute of limitations, and any Claims arising therefrom shall continue to be subject to this Article IX for such periods, as the case may be. All covenants, obligations and agreements contained in this Agreement, or in any certificate, agreement, or other document or instrument, delivered pursuant hereto, which are to be performed on or prior to Closing shall expire at the Closing, and all such covenants, obligations and agreements which are to be performed after the Closing shall survive the Closing, until the applicable statute of limitations therefor has expired with respect to any breach thereof or until such earlier date, if any, as may be specified in such covenants, obligations and agreements. Any right of indemnification or reimbursement pursuant to this Article IX with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, agreement or obligation shall expire on the applicable date of termination of the representation, warranty, covenant, agreement or obligation claimed to be breached as set forth in this Section 9.1 (the “Expiration Date”), unless on or prior to the applicable Expiration Date, the Indemnifying Party (as defined below) has received written notice from the Indemnified Party

(as defined below) of such breach, inaccuracy or non-fulfillment from the Indemnified Party, in which case the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the Expiration Date of the applicable representation, warranty, covenant, agreement or obligation.
          9.2 Indemnification by Seller.
          (a) From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, any officer, director or member thereof, and their permitted assigns with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies, and expenses (including interest, penalties and reasonable attorneys’ fees) of every kind and description (individually or collectively, a “Claim”) asserted during the survival periods referred to in Section 9.1 of this Agreement relating to or arising out of:
          (i) the failure of any of Seller’s representations or warranties set forth in this Agreement to be true and correct on and as of the Closing Date (except for representations and warranties that by their terms are made as of another date, which must be true and correct only as of such specified date);
          (ii) the non-fulfillment or breach of any covenants, obligations or agreements made by Seller in this Agreement;
          (iii) any Excluded Liability, except for liabilities arising under Environmental Laws (excluding any such liabilities arising as a direct result of actions taken by Seller);
          (iv) any claim by any person or entity that any agent, broker, investment or commercial banker, person or firm acting on behalf of Seller that it is entitled to any broker, finder, financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement.
          (b) Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall not be obligated to pay an amount for indemnification under clause (i) of Section 9.2(a) unless and until the amount of all such Claims of Buyer Indemnified Parties exceeds $25,000 in the aggregate; in which event Buyer Indemnified Parties shall be entitled to indemnification for all such Claims in excess of $25,000, (ii) Seller shall not be obligated to pay an amount for indemnification under clause (i) or (ii) of Section 9.2(a) (other than in respect of Claims relating to actual fraud) in excess of $5,500,000 in the aggregate and (iii) Buyer Indemnified Parties shall be entitled to indemnification under this Section 9.2 for fees and expenses of the counsel of only one such Person (determined by Seller) with respect to each Claim by a third party.
          9.3 Indemnification by Buyer.
          (a) Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates, any officer or director thereof, and their permitted assigns, with respect to any Claim asserted during the survival periods referred to in Section 9.1 of this Agreement of any kind and description relating to or arising out of:
          (i) the failure of any of Buyer’s representations or warranties set forth in this Agreement to be true and correct on and as of the Closing Date (except for representations and warranties that by their terms are made as of another date, which must be true and correct only as of such specified date);
          (ii) the non-fulfillment or breach of any covenants, obligations or agreements made by Buyer in this Agreement;
          (iii) any Assumed Obligation; or
          (iv) any claim by any person or entity that any agent, broker, investment or commercial banker, person or firm acting on behalf of Buyer that it is entitled to any broker, finder, financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement.
          (b) Notwithstanding anything to the contrary contained in this Agreement, (i) Buyer shall not be obligated to pay an amount for indemnification under clause (i) of Section 9.3(a) unless and until the amount of all such Claims of Seller Indemnified Parties exceeds $25,000 in the aggregate; in which event Seller Indemnified Parties shall be entitled to indemnification for all such Claims in excess of $25,000, (ii) Buyer shall not be obligated to pay an amount for indemnification under clause (i) or (ii) of Section 9.3(a) (other than in respect of Claims relating to actual fraud) in excess of $5,500,000 in the aggregate and (iii) Buyer Indemnified Parties shall be entitled to indemnification under this Section 9.3 for fees and expenses of the counsel of only one such Person (determined by Seller) with respect to each Claim by a third party.
          9.4 Indemnification Procedure. For purposes of administering the indemnification provisions set forth in this Article IX, the following procedure shall apply:
          (a) Whenever a Claim shall arise under this Article IX, the party entitled to indemnification (the “Indemnified Party”) shall promptly and in no event later than ten (10) days after becoming aware of such a Claim, give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such Claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder, provided that the Indemnified Party’s failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party’s ability to defend such Claim.
          (b) In the event of any Claim hereunder resulting from or in connection with any Claim brought by a third party, the Indemnifying Party shall be entitled, at its sole expense, either:
          (i) to participate therein, or

                     (ii) to assume the entire defense thereof with counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party provided that:
               (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such Claim, and
               (B) no settlement shall be made without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Article IX for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 9.4 If, however, (1) the Claim would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, or (2) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential conflicts of interest between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (in the case of Clause (A) of this sentence, at their own expense) who shall cooperate with one another in defending against such Claim.
          (c) If the Indemnifying Party does not choose to defend against a Claim by a third party, the Indemnified Party may defend against such Claim in such manner as it deems appropriate or settle such Claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including reasonable attorneys’ fees, in accordance with this Article IX.
          (d) The Indemnifying Party will not, without the Indemnified Party’s written consent, settle or compromise any Claim or consent to any entry of judgment which does not include, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of a release from all liability with respect to such Claim.
          (e) In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any Claim subject to this Section 9.4 and the records of each shall be available to the other with respect to such defense (except to the extent counsel of a party advises non-disclosure is reasonably necessary to preserve the attorney-client privilege or similar doctrine, including the work-product doctrine). The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Claim.

          (f) Upon making any payment to an Indemnified Party in respect of any Claim, the Indemnifying Party will, the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Claim to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
          (g) Neither Buyer nor Seller shall be deemed to have notice of any Claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Station unless express evidence is available establishing actual notice to either party.
          9.5 Limitation on Indemnification Obligations. Claims for which indemnification may be obtained under Section 9.2 or 9.3 shall be limited to the extent of the actual loss or damage suffered by the Indemnified Parties, and shall be reduced by the amount of any recovery by such Indemnified Parties from any third party, including any insurer, and by the amount of any Tax benefits received. No Indemnified Party shall be entitled to recover from an Indemnifying Party any special, consequential, incidental, indirect or punitive damages, including for lost profits, business interruption or other similar items, nor shall any damages be calculated using a “multiplier” or any other method having a similar effect, except to the extent that a third party has claimed such damages against such Indemnified Party. With respect to Claims made against Seller pursuant to Section 9.2, all payments shall first be made by recourse to the Indemnification Escrow Deposit.
          9.6 Indemnification is Exclusive Remedy. Following the Closing, Buyer and Seller (i) agree that a claim for indemnification pursuant to this Article IX shall be the sole and exclusive remedy which Buyer and Seller shall have against each other under or with respect to this Agreement or the transactions contemplated by this Agreement, whether for breach or misrepresentation of any representation, warranty, covenant, obligation, agreement or condition or otherwise, (ii) waive any and all other rights and remedies at law or in equity, and (iii) agree that the only legal action that may be asserted by any party with respect to any matter that is the subject of this Agreement shall be a breach of contract action to enforce or recover damages for breach of this Article IX; provided, however, that a party shall have the right to seek equitable relief as may be required to enforce the covenants set forth in Section 10.4.
          9.7 Indemnification Escrow Deposit. In the event of the Closing, the Indemnification Escrow Deposit shall continue to be held by the Escrow Agent, together with all interest earned thereon after the Closing (collectively the “Indemnification Escrow Proceeds”) in accordance with the terms of the Escrow Agreement and the Indemnification Escrow Proceeds shall be distributed as follows:
          (a) On the date immediately following the first anniversary of this Agreement, Buyer and Seller shall instruct the Escrow Agent to release to Seller from the Indemnification Escrow Proceeds an amount equal to (i) Five Hundred Thousand Dollars ($500,000) or, if less, the remaining amount of the Indemnification Escrow Proceeds less (ii) the amount of any claims by Buyer for payment pursuant to the terms and subject to the conditions of Article IX hereof outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions of this Agreement and the Escrow Agreement.

          (b) Following release pursuant to paragraph (a) above, the remaining amount of the Indemnification Escrow Proceeds shall continue to be held in escrow by the Escrow Agent pursuant to the terms and subject to the conditions of this Agreement and the Escrow Agreement. On the date that is fifteen (15) months following the date hereof, Buyer and Seller shall instruct the Escrow Agent to release to Seller from the Escrow Amount and the Escrow Proceeds an amount equal to (i) the total aggregate amount of the Indemnification Escrow Proceeds as of such date, less (ii) the amount of any claims by Buyer for payment pursuant to the terms and subject to the conditions of Article IX hereof outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions of this Agreement and the Escrow Agreement; provided that such remaining amount held by the Escrow Agent, if any, shall continue to be held in escrow by the Escrow Agent subject to subsequent release and delivery pursuant to the terms and conditions of the Escrow Agreement.
ARTICLE X
MISCELLANEOUS
          10.1 Respective Costs. Except as otherwise specifically provided herein, Buyer on the one hand, and Seller on the other, will each pay its own costs and expenses (including attorneys’ fees, accountants’ fees, and other professional fees and expenses) in connection with the negotiation, preparation, execution, delivery, and performance of this Agreement and the consummation of the purchase and sale of the Assets and the other transactions contemplated by this Agreement.
          10.2 Rules of Interpretation. The following rules of interpretation shall apply to this Agreement:
          (a) the defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined;
          (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
          (c) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation,” and any list or series following any such term(s) is (i) not exhaustive and (ii) not meant to be limited to elements or items of the same or similar kind;
          (d) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules, to this Agreement unless the context shall otherwise require;
          (e) all references to “herein,” “hereof,” “hereunder,” and words of similar import shall refer to this Agreement as a whole rather than specific sections hereof unless the context shall otherwise require;
          (f) the word “or” is not exclusive;

          (g) a reference to any law includes any amendment or modification of such law and all regulations, rulings, and other laws promulgated thereunder and any reference to the laws of any jurisdiction shall be deemed to include a reference to the analogous laws, if any, of another relevant jurisdiction;
          (h) a reference to a person or entity includes its agents, successors and permitted assigns;
          (i) a collective reference to a group of persons or entities shall be deemed also to be a reference to each person or entity contained in such group in each such person’s or entity’s individual capacity, unless stated otherwise;
          (j) references to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, which shall be deemed incorporated by reference in such document, instrument, or agreement, (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument, or agreement, or replacement thereof, as amended, modified, and supplemented from time to time and in effect at any given time; and
          (k) this Agreement is the result of arm’s-length negotiations among, and has been reviewed by, each party hereto and its respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against any party.
          10.3 Entire Understanding. This Agreement, including the Schedules and Exhibits hereto, and the Escrow Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated herein and therein, and supersede all negotiations, representations, warranties, commitments, offers, letters of intent, contracts, agreements, understandings, and writings not set forth herein or therein. No waiver and no modification or amendment of any provision of this Agreement shall be effective, unless specifically made in writing and duly signed by all parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect the exercise of a party’s rights at a later date. No party’s ability to rely upon the representations, warranties, covenants, and other provisions of this Agreement shall be limited by any information or document provided to or obtained by such party, unless specifically set forth in a writing duly signed by all parties hereto.
          10.4 Confidentiality.
          (a) Except as necessary for the consummation of the transactions contemplated by this Agreement, and except as and to the extent required by law, each party will keep confidential, and shall cause its representatives, advisors, attorneys and financing sources to keep confidential, any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to any other party that furnished it with information in connection with the transactions contemplated by this Agreement all such information.

          (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each other party; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to and consultation with the other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          10.5 Further Assurances. From time to time after Closing, Seller shall, if reasonably requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller’s right, title, and interest in and to the Assets.
          10.6 Headings. The Article and Section headings contained herein are for convenience and for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
          10.7 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument. Any such counterpart signature page may be delivered by electronic means or facsimile and shall become binding on the delivering party upon receipt by the other party.
          10.8 Choice of Law. This Agreement shall be governed by, and shall be construed in accordance with, the internal laws of the State of New York governing contracts made and to be performed entirely within such State, without reference to any choice-of-law principles of the laws of such State. If any provision herein shall be held to be invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or the enforceability of any other provision herein.
          10.9 Benefit and Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of the parties hereto. No party may assign or transfer, by operation of law or otherwise, any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 10.9 shall be null and void. No assignment or other transfer permitted by this Section 10.9 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment or other transfer permitted by this Section 10.9, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.
          10.10 Notices.
          (a) All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered in person or sent by overnight private commercial delivery service or by certified or registered United States mail, postage prepaid, or by facsimile, and addressed as follows:
to Seller:
Peter Desnoes
Westwind Communications L.L.C.
47-475 Vintage Drive East
Indian Wells CA 92210
Facsimile: (760) 862-2793
with copies to (which shall not constitute notice to Seller):
Wayne Lansche
Westwind Communications L.L.C.
1901 Westwind Drive
Bakersfield, California 93301
Facsimile: (661) 327-5603
Wade H. Hargrove
Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
Post Office Box 1800
Suite 1600, Wachovia Capitol Center (zip 27601)
Raleigh, North Carolina 27602
Facsimile: 919-839-0304
to Buyer:
Colleen Brown, President and CEO
Fisher Communications, Inc.
100 4th Avenue North
Suite 510
Seattle, WA 98109
Facsimile: 206-404-6796
with a copy to (which shall not constitute notice to Buyer):
Eric D. Greenberg
Covington & Burling LLP
1201 Pennsylvania Avenue NW
Washington, DC 20004
Facsimile: 202-778-5193
           All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 10.10, shall be effective upon such delivery.

          (b) Either party may from time to time change its address for the purpose of the giving of notices to that party, by giving to the other party a notice specifying a new address in compliance with the provisions of this Section 10.10.
          10.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, other than any person or entity entitled to indemnity under Article IX.
          10.12 Contract Consents/Benefit. Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any contract or agreement which is non-assignable without the consent of the other party or parties thereto, unless such consent shall be given. If a Consent to assignment of a contract or agreement is not obtained prior to Closing, Seller shall use reasonable commercial efforts to obtain such Consent after Closing, but not for a period of more than six months. Until such Consent is obtained, Seller shall reasonably cooperate with Buyer in any arrangements necessary or desirable, on commercially reasonable terms, to provide for Buyer to have the benefits and to have Buyer assume the burdens arising after the Closing Date thereunder, including, without limitation, enforcement for the benefit of Buyer, and assumption by Buyer of the costs of enforcing, any and all rights of Seller thereunder against the other party thereto arising out of the cancellation thereof by such other party or otherwise.
          10.13 Bulk Sales. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.
          10.14 FCC Licenses. Notwithstanding any other provision in this Agreement to the contrary, both parties understand and agree that in the event that Seller’s right to hold or transfer one or more of the FCC Licenses under the terms of the FCC Licenses in existence on the date of this Agreement or operate the Stations in accordance with the terms of one or more of the FCC Licenses in existence on the date of this Agreement is revoked or suspended or otherwise materially impaired prior to the Closing (a “Change in FCC License(s) Status”), regardless of whether the Seller is at fault, then this shall not be deemed a default or breach by either party under this Agreement, neither party shall be obligated to consummate the transactions contemplated hereby and either party may terminate this Agreement. In the event that the Agreement terminates as a result of a Change in FCC License(s) Status, the escrow deposit and any interest accrued thereon shall be returned to Buyer, and neither party shall have any liability or obligation to the other as a result of such Change in FCC License(s) Status or any further obligation or liability to the other hereunder as a result of such termination.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused their hands and seals to be affixed herein below on the date and year first above written.

Fisher Broadcasting Company

By: /s/ Colleen B. Brown

Name: Colleen B. Brown
Title: President and Chief Executive Officer

Westwind Communications L.L.C.

By: /s/ Peter B. Desnoes

Name: Peter B. Desnoes
Title: Member and Chairman of Management Committee